$175,000,000

CREDIT AGREEMENT,

Dated as of July 2, 2002

by and among

BOWNE & CO., INC.,
as the Parent Borrower,

THE SUBSIDIARIES OF THE PARENT BORROWER FROM
TIME TO TIME PARTY HERETO,
as Subsidiary Borrowers,

THE LENDING INSTITUTIONS FROM TIME TO TIME
PARTIES HERETO AS LISTED ON SCHEDULE 1 HERETO,
as the Lenders,

FLEET NATIONAL BANK,
as Agent,

JPMORGAN CHASE BANK,
as Documentation Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

and

FLEET SECURITIES, INC.,
as Arranger

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v

TABLE OF CONTENTS

PAGE NO.

12.21. WAIVER OF TRIAL BY JURY	83

12.22. EFFECTIVE DATE	83

12.23. TREATMENT OF CERTAIN INFORMATION	84

12.24. PARENT BORROWER AS AGENT FOR SUBSIDIARY BORROWERS	84

12.25. OPINION OF LOCAL COUNSEL WITH RESPECT TO INITIAL GUARANTOR SUBSIDIARIES	84

TABLE OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	List of Administrative Agent’s Address for Notices and Agent Payment Offices

Exhibit B	Form of Assignment and Acceptance Agreement

Exhibit C	Form of Borrowing Request — Revolving Credit Loans

Exhibit D	List of Commitment Amounts

Exhibit E	Form of Compliance Certificate

Exhibit F	Form of Currency Addendum

Exhibit G	Form of Notice of Conversion

Exhibit H	Form of Notice of Swingline Borrowing

Exhibit I	List of Borrowers’ Payment Accounts

Exhibit J	Form of Revolving Credit Note

Exhibit K	Form of Swingline Note

Exhibit L-1	Form of Opinion of Counsel to Borrower — Simpson Thacher & Bartlett

Exhibit L-2	Form of Opinion of Counsel to Parent Borrower — Philip E. Kucera, Esq.

Exhibit M	Form of Opinion of Special Counsel

Exhibit N	List of Lenders’ Addresses for Notices

Exhibit O	Form of Guaranty

Exhibit P	Form of Borrower Addendum

Exhibit Q	List of Borrowers’ Addresses for Notices

SCHEDULES

Schedule 1	List of Lenders

Schedule 4.1	List of Subsidiaries; Jurisdictions of Formation

Schedule 4.5	List of Litigation

Schedule 4.18	List of Existing Indebtedness; Liens

Schedule 8.6	List of Liens

Schedule 4.21	Description of BGS

i

CREDIT AGREEMENT

         CREDIT AGREEMENT, dated as of July 2, 2002, by and among BOWNE & CO., INC., a Delaware corporation (the “Parent Borrower”), the Subsidiaries party hereto or which from time to time become party hereto (each a “Subsidiary Borrower” and collectively, the “Subsidiary Borrowers”), FLEET NATIONAL BANK and the other lending institutions listed on Schedule 1 attached hereto (each a “Lender” and, collectively, the “Lenders”), FLEET NATIONAL BANK, as Agent for the Lenders, JPMORGAN CHASE BANK, as Documentation Agent (the “Documentation Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”), with FLEET SECURITIES, INC. having acted as the Arranger.

1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1. DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

ABR Advances: the Revolving Credit Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

Accountants: KPMG LLP (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by Borrower.

Accumulated Funding Deficiency: as defined in Section 302 of ERISA.

Acquisition: with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including through a merger, dividend or otherwise and whether in a single transaction or in a series of related transactions), of (a) any Voting Stock of any other Person if, immediately thereafter, such other Person would be either a Subsidiary of such Person or otherwise under the control of such Person, (b) any business, going concern or divisions or segment of any other Person, or (c) any Property of any other Person other than (i) in the ordinary course of business, provided, however, that no acquisition of all or substantially all of the assets of such other Person shall be deemed to be in the ordinary course of business; or (ii) Property acquired for use in the ordinary course of business without any associated goodwill or other intangible assets.

Advance: an ABR Advance, a Eurodollar Advance, or an Alternate Currency Advance, as the case may be.

Agent: Fleet National Bank as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

Affected Advance: as defined in Section 3.8.

Affiliate: at any time and with respect to any Person, any other Person that would be considered to be an affiliate of such Person under Rule 144(a) under the Securities Act of 1933, as amended, as in effect on the date of this Agreement, if such Person were issuing securities.

Agent Payment Office: (a) with respect to all amounts owing under the Loan Documents (other than in respect of Alternate Currency Loans), initially, the office, branch, affiliate, or correspondent bank of the Agent designated as its “Domestic Payment Office” in Exhibit A and, thereafter, such other office, branch, affiliate, or correspondent bank thereof as it may from time to time designate in writing as such to Parent Borrower and each Lender, and (b) with respect to all amounts owing in respect of each Alternate Currency Loan, initially, the office, branch, affiliate, or correspondent bank of the Agent designated as its payment office for the applicable Alternate Currency in Exhibit A and, thereafter, such other office, branch, affiliate, or correspondent bank thereof as it may from time to time designate in writing as such to Parent Borrower and each Lender.

Aggregate Commitment Amount: at any time, the sum at such time of the Commitment Amounts of all Lenders.

Aggregate Credit Exposure: as of any date of determination, the sum as of such date of the outstanding principal amount of the Loans of all Lenders (determined, in the case of each Alternate Currency Loan, on the basis of the Currency Equivalent in Dollars thereof).

Agreement: this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

Alternate Base Rate: on any date, a rate of interest per annum equal to the greater of (a) the Federal Funds Rate in effect on such date plus 1/2 of 1% and (b) the Prime Rate in effect on such date.

Alternate Currency: Canadian Dollars, Euros, Japanese Yen, Sterling Pounds, and such other currencies as shall become Alternate Currencies in accordance with Section 2.10.

Alternate Currency Advances: the Revolving Credit Loans (or any portions thereof) at such time as they (or such portions) are made and/or being maintained in an Alternate Currency at a rate of interest based upon the applicable Alternate Currency Rate.

Alternate Currency Business Day: (a) with respect to any Alternate Currency Advance (other than Euros) and any Eurodollar Advance, any Business Day which is a day on which dealings in dollar deposits and other currencies and exchange, between banks may be carried on in London, England, and is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in the national jurisdiction in which the Agent Payment Office with respect to such Currency is located or, if there is no such Agent

Payment Office, the national jurisdiction of which such Currency is the freely transferable lawful money; and (b) with respect to Euros, any Business Day which is also a Target Day.

Alternate Currency Loan: each Revolving Credit Loan denominated in an Alternate Currency.

Alternate Currency Rate:

         (a)  with respect to each Alternate Currency Advance not denominated in Euros, a rate of interest per annum, as determined by the Agent, obtained by dividing:

(x) (i) the rate per annum for deposits having a maturity most nearly comparable to the Euro Interest Period in respect of such Alternate Currency Advance in the applicable Alternate Currency which appears on page 3750 of the Telerate System (or any successor page) as of 11:00 a.m. London time on the date which is two Alternate Currency Business Days prior to the first day of such Euro Interest Period; (ii) if on such date no such offered rates are so displayed, the rate per annum equal to the arithmetic average (and then rounding to the next higher 1/16 of 1%) of the respective offered quotations notified to the Agent by the Reference Lenders, in each case as quoted by such Reference Lender at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date which is two Alternate Currency Business Days prior to the first day of such Euro Interest Period to leading banks in the interbank eurocurrency market as the rate at which such Reference Lender is offering deposits in such Alternate Currency in an amount approximately equal to its Commitment Percentage of such Alternate Currency Advance and having a period to maturity approximately equal to such Euro Interest Period; or (iii) to the extent required by Section 3.8, the rate per annum equal to the arithmetic average of the respective rates reported to the Agent by the Reference Lenders, in each case as the rate determined by such Reference Lender to be reflective of the all-in cost of funds of such Reference Lender to fund such Alternate Currency Advance in an amount approximately equal to its Commitment Percentage of such Alternate Currency Advance and having a period to maturity approximately equal to such Euro Interest Period; by

(y) a number equal to 1.00 minus the Euro-Dollar Reserve Percentage.

         (b)  With respect to each Alternate Currency Advance denominated in Euros, a rate of interest per annum, as determined by the Agent, obtained by dividing:

(x) (i) the rate of interest for deposits having a maturity most nearly comparable to the Euro Interest Period which appears on the “EURIBOR01” page of the Reuters screen (or such other page on the Reuters screen as may customarily be used from time to time to display EURIBOR rates) at or about 11:00 a.m. Brussels time on the date which is two Alternate Currency Business Days prior to the first day of such Euro Interest Period; or (ii) if the relevant page is not displayed on the Reuters screen, or the Reuters screen is not operating at the relevant time, or if no such offered rate appears on the Reuters screen for that period, the rate of interest for such period which appears on page 248 of the Telerate System (or such other page on the Telerate System as may customarily be used from time to time to display EURIBOR rates) at or about 11:00 a.m. Brussels time on the date which is two Alternate Currency Business Days prior to the fist day of such Euro Interest Period; or (iii) if the relevant rate of EURIBOR rate cannot be determined in accordance with items (i) and (ii) above, the rate determined by the Agent to be the arithmetic mean (rounded upwards if necessary to the nearest 1/16 of 1%) of the rates respectively notified to the Agent by the Reference Lenders (provided always that at least two Reference Lenders shall have given such quotation) as such Reference Lenders’ offered rates for deposits in an amount approximately equal to its Commitment Percentage of such Alternate Currency Advance to be denominated in Euros and having a period to maturity approximately equal to such Euro Interest Period, to leading banks in the interbank eurocurrency market at or about 11:00 a.m. Brussels time on the date which is two Alternate Currency Business Days prior to the first day of such Euro Interest Period; or (iv) to the extent required by Section 3.8, the rate per annum equal to the arithmetic average of the respective rates reported to the Agent by the Reference Lenders, in each case as the rate determined by such Reference Lender to be reflective of the all-in cost of funds of such Reference Lender to fund such Alternate Currency Advance in Euros in an amount approximately equal to its Commitment Percentage of such Alternate Currency Advance and having a period to maturity approximately equal to such Euro Interest Period; by

(y) a number equal to 1.00 minus the Euro-Dollar Reserve Percentage.

Applicable Fee Percentage: with respect to the Facility Fee, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below next to such Pricing Level:

Pricing Level	Applicable Fee Percentage
I	40%

II	.350%

III	.300%

IV	.250%

V	225%

VI	.200%

Changes in the Applicable Fee Percentage resulting from a change in a Pricing Level shall be based upon the Compliance Certificate most recently delivered pursuant to Section 7.1(a) and shall become effective on the date such Compliance Certificate is delivered to the Agent and the Lenders. Notwithstanding anything to the contrary contained in this definition, (a) if, at any time and from time to time, Parent Borrower shall be in Default of its obligations under Sections 7.1(a), (b) or (c), Pricing Level I shall apply until such Default is cured, and (b) subject to the preceding clause (a), during the period commencing on the Effective Date and ending on the date of delivery thereafter of the first Compliance Certificate pursuant to Section 7.1(a), Pricing Level II shall apply.

Applicable Margin: with respect to Eurodollar Advances and Alternate Currency Advances, in each case at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below next to such Pricing Level:

Pricing Level	Applicable Margin
I	1.60%

II	1.50%

III	1.32	5**%

IV	1.00%

V	.90%

VI	.80%

**	provided if no Subordinated Indebtedness is then outstanding the Applicable Margin for Pricing Level III shall be 1.20%.

Changes in the Applicable Margin resulting from a change in a Pricing Level shall be based upon the Compliance Certificate most recently delivered pursuant to Section 7.1(a) and shall become effective on the date such Compliance Certificate is delivered to the Agent and the Lenders. Notwithstanding anything to the contrary contained in this definition, (a) if, at any time and from time to time, Parent Borrower shall be in Default of its obligations under Sections 7.1(a), (b) or (c), Pricing Level I shall apply until such Default is cured, and (b) subject to the preceding clause (a), during the period commencing on the Effective Date and ending on the date of delivery thereafter of the first Compliance Certificate pursuant to Section 7.1(a), Pricing Level II shall apply.

Approved Fund: (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Assignment: as defined in Section 12.6(b).

Assignment and Acceptance Agreement: an assignment and acceptance agreement executed by an assignor and an assignee, substantially in the form of Exhibit B.

BGS: the assets and operations constituting the business segment known as Bowne Global Solutions as further described on Schedule 4.21.

BGS Disposition: a Disposition of 10% or more of the Capital Stock (including, without limitation, an original issuance or sales of treasury stock) of any of the Persons constituting all or a portion of BGS (and no other business segment) or all or substantially all of the assets of BGS (and no other business segment); provided that Parent Borrower has provided evidence satisfactory to the Agent that, after giving effect to such Disposition, no Default or Event of Default would exist; and, provided further, that (a) after giving effect to such Disposition, the Consolidated EBITDA for the four fiscal quarters of Parent Borrower immediately preceding such Disposition, determined on a pro forma basis as if such Disposition had been consummated on the first day of such period, shall be at least $75,000,000 or (b) if such Consolidated EBITDA is not at least $75,000,000, then: (x) the Aggregate Commitment Amount shall be reduced by a sum equal to the product of the Aggregate Commitment Amount immediately preceding such Disposition multiplied by a fraction, the numerator of which is $75,000,000 minus the Consolidated EBITDA for the four fiscal quarters of Parent Borrower immediately preceding such Disposition, determined on a pro forma basis as if such Disposition had been consummated on the first day of such period and the denominator of which shall be $75,000,000; and (y) simultaneously with the consummation of such Disposition, the Credit Parties make a prepayment of the principal amount of the Obligations in an amount sufficient to reduce the outstanding amount of the Loans to be no greater than the Aggregate Commitment Amount as so reduced in accordance with the immediately preceding clause (x).

BGS Entities: as defined in Section 8.9(c).

Borrowers: collectively, the Parent Borrower and the Subsidiary Borrowers.

Borrower Addendum: an Addendum, duly completed and executed by each of the Parent Borrower and the relevant Subsidiary thereof, substantially in the form of Exhibit P.

Borrower Obligations: as defined in Section 11.1.

Borrowing Date: any Business Day on which (a) the Lenders make ABR Advances in accordance with a Borrowing Request, or (b) any Alternate Currency Business Day on which the Lenders make Eurodollar Advances or Alternate Currency Advances, as the case may be, in accordance with a Borrowing Request.

Borrowing Request: a request for Revolving Credit Loans, substantially in the form of Exhibit C.

Business Day: any day except Saturday, Sunday or a day which in New York City or New Jersey is a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

Canadian Borrower: any Borrower which is organized under the laws of, and has its principal office in, Canada.

Canadian Dollars: freely transferable lawful money of Canada.

Capital Lease: at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Capital Lease Obligations: with respect to any Person, obligations of such Person with respect to Capital Leases.

Capital Stock: as to any Person, all shares, interests, partnership interests, limited liability company interests, participations and other rights in, or other equivalents (however designated) of, such Person’s equity (however designated), and any rights, warrants or options exchangeable for, or convertible into, such shares, interests, participations, rights or other equivalents.

Change of Control: one or both of the following events:

(a) any person or group shall have become the beneficial owner of shares entitled to exercise more than 30% of the total voting power of all outstanding shares of Voting Stock of Parent Borrower (including any Voting Stock which is not then outstanding of which such person or group is the beneficial owner), and, in addition, a change in the composition of the Board of Directors of Parent Borrower shall have occurred in which the individuals who constituted the Board of Directors of Parent Borrower at the beginning of the two year period immediately preceding such change (together with any other director whose election to the Board of Directors of Parent Borrower or whose nomination for election by the shareholders of Parent Borrower was approved by a vote of at least two-thirds of the members of such Board of Directors then in office who either were members of such Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office; or

(b) any person or group shall have become the beneficial owner of voting shares entitled to exercise more than 50% of the total voting power of all outstanding shares of Voting Stock of Parent Borrower (including any shares of Voting Stock which are not then outstanding of which such person or group is the beneficial owner).

For purposes of this definition, (i) the terms “person” and “group” shall have the respective meanings ascribed thereto in Sections 13(d) and 14(d)(2) of the Exchange Act, and (ii) the term “beneficial owner” shall have the meaning ascribed thereto in Rule 13d-3 under the Exchange Act.

CLO: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

Code: the Internal Revenue Code of 1986, as the same has been and may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

Commitment: in respect of any Lender, such Lender’s undertaking during the Commitment Period to make Revolving Credit Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding the Commitment Amount of such Lender.

Commitment Amount: as of any date and with respect to any Lender, the amount set forth adjacent to its name under the heading “Commitment Amount” in Exhibit D on such date or, in the event that such Lender is not listed in Exhibit D, the “Commitment Amount” which such Lender shall have assumed from another Lender in accordance with Section 12.6 on or prior to such date, in each case as the same may be adjusted from time to time pursuant to Sections 2.6, 2.12 and 12.6.

Commitment Percentage: as to any Lender in respect of such Lender’s Commitment, the percentage equal to such Lender’s Commitment Amount divided by the Aggregate Commitment Amount (or, if no Commitments then exist, the percentage equal to such Lender’s Commitment Amount on the last day upon which Commitments did exist divided by the Aggregate Commitment Amount on such day).

Commitment Period: the period commencing on the Effective Date and ending on the Commitment Termination Date, or such earlier date upon which the Commitments shall have been terminated in accordance herewith.

Commitment Termination Date: the Business Day immediately preceding the third anniversary of the Effective Date.

Compliance Certificate: a certificate substantially in the form of Exhibit E.

Consolidated: Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided however, if Parent Borrower makes the election set forth in Section 8.9(c) of this Agreement, the selected BGS Entities will not be considered Consolidated with the Parent Borrower for any purpose under this Agreement, including, without limitation, the financial statement delivery requirements set forth in Section 7.1 of this Agreement.

Consolidated EBITDA: for any period, the Consolidated Net Income from continuing operations and before extraordinary items for such period, plus the sum of, without duplication, each of the following with respect to Parent Borrower and its Subsidiaries, to the extent utilized in determining such Consolidated Net Income: (a) Interest Expense, (b) provision for federal, state and local income taxes, and (c) depreciation and amortization (other than amortization of debt discount); provided, however, all non-cash income, expense, gains and losses to the extent included in Consolidated Net Income for such period shall be excluded from the foregoing computation. Notwithstanding the foregoing, if during any period for which Consolidated EBITDA is being determined, Parent Borrower or any of its Subsidiaries shall have consummated any Acquisition or Disposition then, for all purposes of this Agreement, Consolidated EBITDA shall be determined on a pro forma basis as if such Acquisition or Disposition had been made or consummated on the first day of such period.

Consolidated EBITDAR: for any period, means the Consolidated EBITDA for such period plus all Rentals to the extent utilized in determining Consolidated Net Income for such period.

Consolidated Fixed Charges: for any period means the sum of (a) all Rentals for such period, and (b) all Interest Expense on all Consolidated Indebtedness for such period.

Consolidated Indebtedness: all Indebtedness of Parent Borrower and its Subsidiaries, determined on a Consolidated basis.

Consolidated Net Income: with reference to any period, the net income (or loss) of Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP.

Consolidated Shareholders’ Equity: as of the date of any determination thereof the aggregate amount of the capital stock accounts (net of treasury stock, at cost, but including paid-in capital) plus (or minus in the case of a deficit) the surplus in retained earnings of Parent Borrower and its Subsidiaries as determined on a Consolidated basis in accordance with GAAP.

Consolidated Total Capitalization: as of the date of any determination thereof, the sum of (a) Consolidated Indebtedness plus (b) Consolidated Shareholders’ Equity.

Contingent Obligation: as to any Person (a “secondary obligor”), any obligation of such secondary obligor (a) guaranteeing or in effect guaranteeing any return on any investment made by another Person, or (b) guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (a “primary obligation”) of any other Person (a “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such secondary obligor, whether contingent, (i) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of a primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any primary obligation of the ability of a primary obligor to make payment of a primary obligation, (iv) otherwise to assure or hold harmless the beneficiary of a primary obligation against loss in respect thereof, and (v) in respect of the liabilities of any partnership in which a secondary obligor is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such secondary obligor and its separate Property, provided, however, that the term “Contingent Obligation” shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of a primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

Control Person: as defined in Section 3.5.

Conversion Date: any date on which (a) a Eurodollar Advance is converted to an ABR Advance or a new Eurodollar Advance, as the case may be, (b) an ABR Advance is converted to a

Eurodollar Advance, or (c) an Alternate Currency Advance is converted to a new Alternate Currency Advance, as the case may be.

Credit Party: each Borrower and each other party (other than the Agent, the Titled Agents and the Lenders) to a Loan Document.

Currencies: collectively, Dollars and the Alternate Currencies.

Currency Addendum: an addendum, duly completed and executed by Parent Borrower, substantially in the form of Exhibit F.

Currency Equivalent: on any date of determination thereof, the amount in one Currency which shall be equivalent on any particular date to a specified amount in another Currency and shall be that amount (as conclusively ascertained by the Agent by its normal banking practices, absent manifest error) in the first Currency which is or could be purchased by the Agent (in accordance with normal banking practices) with such specified amount in the second Currency in any recognized interbank eurocurrency market selected by the Agent in good faith for delivery on such date at the spot rate of exchange prevailing at 11:00 a.m. (or as soon thereafter as practicable) on such date.

Default: any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

Disposition: with respect to any Person, any sale, assignment, transfer or other disposition by such Person, by any means, of (a) the Capital Stock of any other Person, (b) any business, going concern or division or segment thereof, or (c) any other Property of such Person other than in the ordinary course of business; provided, however, that no such sale, assignment, transfer or other disposition of Property (other than inventory, except to the extent subject to a bulk sale) shall be deemed to be in the ordinary course of business if it is the sale, assignment, transfer or disposition of (i) all or substantially all of the Property of such Person, or (ii) any Operating Entity.

Dollar Revolving Credit Loan: a Revolving Credit Loan made in Dollars.

Dollars and $: lawful currency of the United States.

Domestic Borrower: any Borrower which is organized under the laws of the United States or any state thereof and, which has its principal place of business in the United States.

Domestic Subsidiary: any Subsidiary of Borrower which is organized under the laws of the United States or any state thereof.

Effective Date: as defined in Section 12.22.

Eligible Assignee: as defined in Section 12.6(b).

Employee Benefit Plan: an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by Parent Borrower, any of its Subsidiaries or any ERISA Affiliate.

ERISA: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

ERISA Affiliate: any trade or business (whether or not incorporated) that is treated as a single employer together with Parent Borrower or any of its Subsidiaries under Section 414(b) or (c) of the Code.

EURO: the single currency of Participating Member States.

EURO Interest Period: with respect to any Eurodollar Advance or Alternate Currency Advance requested by any Borrower, or if such Borrower is a Subsidiary Borrower, the Parent Borrower on behalf of such Subsidiary Borrower, the period commencing on the Borrowing Date or Conversion Date, as the case may be, with respect to such Advance and ending one, two, three or six or, if made available by all of the Lenders, nine or twelve months thereafter, as selected by such Borrower, or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Subsidiary Borrower, in the applicable Borrowing Request or Notice of Conversion, as the case may be, therefor; provided, however, that (a) if any Euro Interest Period would otherwise end on a day which is not an Alternate Currency Business Day, such Euro Interest Period shall be extended to the next succeeding Alternate Currency Business Day unless (i) such next succeeding Alternate Currency Business Day would be a date on or after the Commitment Termination Date or such earlier date upon which the Commitments shall have been voluntarily terminated by Parent Borrower in accordance with Section 2.6, in which event such Euro Interest Period shall end on the next preceding Alternate Currency Business Day, or (ii) the result of such extension would be to carry such Euro Interest Period into another calendar month, in which event such Euro Interest Period shall end on the immediately preceding Alternate Currency Business Day; (b) any Euro Interest Period that begins on the last Alternate Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Euro Interest Period) shall end on the last Alternate Currency Business Day of a calendar month; and (c) no Euro Interest Period shall end after the Commitment Termination Date or such earlier date upon which the Commitments shall have been voluntarily terminated by Parent Borrower in accordance with Section 2.6. Interest shall accrue from and including the first day of a Euro Interest Period to, but excluding, the last day of such Euro Interest Period.

Eurodollar Advances: the Revolving Credit Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained in Dollars at a rate of interest based upon the Eurodollar Rate.

Eurodollar Rate: with respect to each Eurodollar Advance, a rate of interest per annum, as determined by the Agent, obtained by dividing:

         (a)  (i) the rate per annum as determined on the basis of the offered rates for deposits in Dollars having a maturity most nearly comparable to the Euro Interest Period in respect of such Eurodollar Advance which appears on page 3750 of the Telerate System (or any successor page) as of 11:00 a.m. London time on the date that is two Alternate Currency Business Days prior to the first day of such Euro Interest Period; or (ii) or if on such date no such rate does appear on page 3750 of the Telerate System, the rate per annum equal to the arithmetic average (and then rounding to the next higher 1/16 of 1%) of the respective offered quotations notified to the Agent by the Reference Lenders, in each case as quoted by such Reference Lender at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Alternate Currency Business Days prior to the first day of such Euro Interest Period to leading banks in the interbank eurodollar market as the rate at which such Reference Lender is offering Dollar deposits in an amount approximately equal to its Commitment Percentage of such Eurodollar Advance and having a period to maturity approximately equal to such Euro Interest Period; by

         (b)  a number equal to 1.00 minus the Euro-Dollar Reserve Percentage.

Euro-Dollar Reserve Percentage: means the aggregate of the then stated maximum rates during such Euro Interest Period of all reserve requirements (including marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other United States banking authority to which Fleet and other major United States money center banks are subject in respect of eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D), without benefit of credits for pro ration, exceptions or offsets which may be available from time to time to Fleet.

Event of Default: as defined in Section 9.1.

Exchange Act: the Securities Exchange Act of 1934, as amended.

Existing Loan Agreement: the Credit Agreement dated as of July 7, 1997, by and among Parent Borrower, Fleet and certain others, as amended.

Facility Fee: as defined in Section 3.2(a).

Federal Funds Rate: for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

Financial Officer: as to any Person, the chief financial officer or the treasurer thereof, or any other financial officer thereof designated by such chief financial officer.

Financial Statements: as defined in Section 4.13.

Fixed Rate Loan: any Eurodollar Advance or any Alternate Currency Advance, as the case may be.

Fleet: Fleet National Bank.

Funded Debt: at any date of determination, an amount equal to the sum, without duplication, of each of the following: (a) the aggregate funded Indebtedness for borrowed money on such date of Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, plus (b) the aggregate Capital Lease Obligations on such date of Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, plus (c) the aggregate guaranty obligations on such date of Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, solely in respect of any funded indebtedness for borrowed money and any Capital Lease Obligations.

GAAP: generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

Governmental Authority: any foreign, federal, state, municipal or other government, or any department, commission, board, central bank, or other fiscal, monetary or other authority, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guarantor Subsidiary: a Domestic Subsidiary of Borrower that has executed and delivered to the Agent a Guaranty.

Guaranty: the Guaranty in substantially the form of Exhibit O hereto.

Indebtedness: as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money, (b) indebtedness in respect of the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (c) indebtedness evidenced by notes, bonds, debentures or similar instruments, (d) obligations with respect to any conditional sale or title retention agreement, (e) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment thereof, (f) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business), (g) Capital Lease Obligations, and (h) all Contingent Obligations of such Person in respect of any of the foregoing.

Indemnified Liabilities: as defined in Section 12.5.

Indemnified Person: as defined in Section 12.7.

Indemnified Tax: as to any Person, any Tax imposed on such Person, including any interest, fees or penalties for late payment of such Tax, provided, however, that, for purposes of this definition, “Indemnified Tax” shall not include any Tax on the income imposed on such Person, including any interest, fees or penalties for late payment of such Tax on the income

Indemnified Tax Person: Agent or any Lender, as the case may be.

Inter-Company Disposition: a Disposition by Parent Borrower or any of its Subsidiaries to Parent Borrower or any of its Subsidiaries.

Inter-Company Indebtedness: loans or advances which are made by Parent Borrower or any of its direct or indirect Subsidiaries to Parent Borrower or any of its direct or indirect Subsidiaries.

Intercreditor Agreement: the Intercreditor Agreement dated as of June      , 2002, among the Agent on behalf of the Lenders and the parties to the Note Purchase Agreement other than Parent Borrower, as same may be amended, modified or supplemented, from time to time.

Interest Expense: with respect to any Person means all amounts which would, in accordance with GAAP, be deducted in computing net income on account of interest on Indebtedness, included imputed interest in respect of Capital Lease Obligations, amortization of debt discount and expense, fees and commissions for letters of credit and bankers acceptance financing and the net interest cost of interest rate swaps and hedges.

Interest Payment Date: (a) as to each ABR Advance, the last day of each March, June, September and December commencing on the first of such days to occur after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance, (b) as to each Eurodollar Advance and each Alternate Currency Advance, the last day of the Euro Interest Period applicable thereto, and, without duplication, (c) as to each Eurodollar Advance and each Alternate Currency Advance in respect of which the Euro Interest Period is greater than three months, the last day of each three month interval occurring during such Euro Interest Period.

Investments: as defined in Section 8.10.

Japanese Borrower: any Borrower which is organized under the laws of, and has its principal office in, Japan.

Japanese Yen: freely transferable lawful money of Japan.

Judgment Currency: as defined in Section 12.13.

Judgment Currency Conversion Date: as defined in Section 12.13.

Lender: as defined in the preamble, and which term shall include the Swingline Lender and each Eligible Assignee which becomes a Lender pursuant to Sections 2.12 or 12.6 and each of their respective successors.

Leverage Ratio: at any date of determination, the ratio of (a) Funded Debt on such date to (b) Consolidated EBITDA for the period of the four fiscal quarters of Parent Borrower ending on such date or, if such date is not the last day of a fiscal quarter of Parent Borrower, for the period of the immediately preceding four fiscal quarters of Parent Borrower.

Lien: any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

Loan and Loans: any Revolving Credit Loan or Swingline Loan as well as such loans collectively, as the context requires.

Loan Documents: collectively, this Agreement and all agreements, certificates, instruments and other documents executed or delivered in connection therewith, including any promissory notes executed and delivered pursuant to Section 2.9(d) and Section 2.11(d) and the Guaranties, the Intercreditor Agreement, in each case as amended, supplemented or otherwise modified from time to time.

Managing Person: with respect to any Person that is (a) a corporation, its board of directors, (b) a limited liability company, its board of managers, managing member or members, (c) a limited partnership, its general partner, (d) a general partnership or a limited liability partnership, its managing partner or executive committee, or (e) any other Person, the managing body thereof or other Person analogous to the foregoing.

Margin Stock: any “margin stock”, as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended, supplemented or otherwise modified from time to time.

Material Adverse Change: a material adverse change in (a) the condition (financial or otherwise), operations, business or Property of Parent Borrower and its Subsidiaries, taken as a whole, (b) the ability of Credit Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the ability of Agent or any Lender to enforce any Loan Document.

Material Adverse Effect: a material adverse effect on (a) the condition (financial or otherwise), operations, business or Property of Parent Borrower and its Subsidiaries, taken as a whole, (b) the ability of Credit Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the ability of Agent or any Lender to enforce any Loan Document.

Material Subsidiary: means any Subsidiary of Parent Borrower whose assets constitute more than 3% of Consolidated Total Capitalization or which contributes more than 3% of Consolidated Net Income, in any such case, as of the then most recent fiscal year-end and, for purposes of Schedule 4.1 only, for which the relevant financial statements have been delivered pursuant to Section 7.1(c).

Multiemployer Plan: a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

Notice of Conversion: a notice substantially in the form of Exhibit G.

Notes: collectively, the promissory notes delivered to the Lenders pursuant to Section 2.9(d) and the Swingline Lender pursuant to Section 2.11(d).

Note Purchase Agreement: the Note Purchase Agreement, dated January 30, 2002, between Parent Borrower, on the one hand, and certain purchasers, on the other hand, and relating to the sale by Parent Borrower of: $25,000,000 aggregate principal amount of its 6.90% Senior Notes, Series A, due January 30, 2007; $28,000,000 aggregate principal amount of its 7.31% Senior Notes, Series B, due January 30, 2012; and $22,000,000 aggregate principal amount of its 7.85% Senior Notes, Series C, due January 30, 2012.

Notice of Swingline Borrowing: a notice in the form of Exhibit H to be delivered to the Agent pursuant to Section 2.11 evidencing a request for a borrowing of Swingline Loans.

Obligations: means any and all obligations of Credit Parties to the Agent or the Lenders under, or in connection with, the Loan Documents of every kind and description (including obligations in respect of fees), direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

Obligation Currency: as defined in Section 12.13.

Operating Entity: any Person or any business or operating unit of a Person which is, or could be, operated separate and apart from (a) the other businesses and operations of such Person, or (b) any other line of business or business segment.

Organizational Documents: as to any Person which is (a) a corporation, the certificate or articles of incorporation and by-laws of such Person, (b) a limited liability company, the certificate of formation, articles of organization, and the operating agreement or similar agreement of such Person, (c) a partnership, the certificate of partnership, the partnership agreement or similar agreement of such Person, or (d) any other form of entity or organization, the organizational documents analogous to the foregoing.

Parent Borrower: Bowne & Co., Inc., a Delaware corporation.

Parent Guarantor Obligations: as defined in Section 11.1.

Participating Member State: a member state of the European Communities that adopted a single currency in accordance with the Treaty.

PBGC: the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

Pension Plan: at any date of determination, any Employee Benefit Plan (including a Multiemployer Plan) subject to Section 302 of ERISA or Section 412 of the Code, the funding requirements of which (under such Section 302 or such Section 412) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate.

Permitted Lien: a Lien permitted to exist under Section 8.6.

Person: any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary or other capacity, and for the purpose of the definition of “ERISA Affiliate”, a trade or business.

Pricing Level: Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, Pricing Level V or Pricing Level VI, as applicable.

Pricing Level I: any time when the Leverage Ratio is greater than or equal to 2.75 to 1.00; provided, however, if Subordinated Indebtedness is outstanding, then Pricing Level I shall be any time when the Senior Leverage Ratio is greater than or equal to 2.25 to 1.00.

Pricing Level II: any time when the Leverage Ratio is greater than or equal to 2.50 to 1.00 but less than 2.75 to 1.00; provided, however, if Subordinated Indebtedness is outstanding, then Pricing Level II shall be any time when the Senior Leverage Ratio is greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00.

Pricing Level III: any time when the Leverage Ratio is greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00; provided, however, if Subordinated Indebtedness is outstanding, then Pricing Level III shall be any time when the Senior Leverage Ratio is greater than or equal to 1.25 to 1.00 but less than 1.75 to 1.00.

Pricing Level IV: any time when the Leverage Ratio is greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00; provided, however, if Subordinated Indebtedness is outstanding, then Pricing Level IV shall be any time when the Senior Leverage Ratio is greater than or equal to .75 to 1.00 but less than 1.25 to 1.00.

Pricing Level V: any time when there is no Subordinated Indebtedness outstanding and the Leverage Ratio is greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00.

Pricing Level VI: any time when the Leverage Ratio is less than 1.00 to 1.00; provided, however, if Subordinated Indebtedness is outstanding, then Pricing Level VI shall be any time when the Senior Leverage Ratio is less than .75 to 1.00.

Prime Rate: the variable per annum rate of interest so designated from time to time by the Lender acting as Agent as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

Prohibited Transaction: a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

Property: all types of real, personal, tangible, intangible or mixed property.

Proposed Lender: as defined in Section 3.11.

Reference Lenders: collectively, Fleet National Bank, JPMorgan Chase Bank and Wachovia Bank, National Association.

Regulation D: Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

Regulatory Change: (a) the introduction of any law, rule or regulation after the Relevant Date, (b) the issuance or promulgation after the Relevant Date of any directive, guideline or request from any Governmental Authority (whether or not having the force of law), or (c) any change after the Relevant Date in the interpretation of any existing law, rule, regulation, directive, guideline or request by any Governmental Authority charged with the administration thereof.

Relevant Date: (a) in the case of each Lender listed on the signature pages hereof, the Effective Date and (b) in the case of each other Lender, the effective date of the Assignment and Acceptance Agreement or other document pursuant to which it became a Lender.

Rentals: for any period the aggregate amount of fixed or contingent rentals payable by Parent Borrower and its Subsidiaries, determined on a Consolidated basis, for such period with respect to leases of real and personal Property, other than Capital Leases.

Reportable Event: with respect to any Pension Plan, any event set forth in Section 4043(b) of ERISA or the regulations thereunder (other than a Reportable Event as to which the 30 day notice requirement is waived by the PBGC under applicable regulations).

Required Lenders: at any time prior to the Commitment Termination Date, Lenders having Commitment Amounts greater than or equal to 51% of the Aggregate Commitment Amount and, at all other times, Lenders having Loans outstanding greater than or equal to 51% of the Aggregate Credit Exposure.

Required Payment: as defined in Section 3.9.

Responsible Officer: any Financial Officer, principal accounting officer, comptroller or any other officer of Parent Borrower with responsibility for the administration of the relevant portion of this Agreement.

Restricted Distribution: (a) any retirement, redemption, purchase, or other acquisition or retirement for value of any Capital Stock (except if effectuated by the issuance of Capital Stock acquired upon the conversion or exercise thereof), (b) the declaration or payment of any dividend or distribution in cash or property on or with respect to any Capital Stock (other than dividends payable solely by the issuance of shares of such issuer’s Capital Stock), excluding, however, (i) any such dividend, distribution, or payment on or with respect to the Voting Stock of a Subsidiary with respect to which Parent Borrower or one or more of its Subsidiaries participates in the same proportion as its ownership percentage of all outstanding Voting Stock of such issuer; (ii) any such dividend, distribution, payment on or with respect to, or an acquisition of the publicly-traded common stock of Parent Borrower; (iii) any such dividend, distribution, payment on or with respect to Capital Stock of Parent Borrower which is not publicly traded, provided the aggregate amount of such distributions, dividends and payments pursuant to this item (iii) during any fiscal year of Parent Borrower shall not exceed $10,000,000, and (iv) a BGS Disposition.

Revolving Credit Exposure: with respect to any Lender, as of any date of determination, the sum as of such date of the outstanding principal amount of such Lender’s Revolving Credit Loans (determined, in the case of each Alternate Currency Loan, on the basis of the Currency Equivalent in Dollars thereof).

Revolving Credit Loan and Revolving Credit Loans: as defined in Section 2.1.

SEC: the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

Senior Indebtedness: with respect to each Borrower, all Indebtedness of such Borrower which is not expressed to be subordinate or junior in rank to other Indebtedness of such Borrower.

Senior Leverage Ratio: the Leverage Ratio recalculated by excluding Subordinated Indebtedness from the Funded Debt component thereof.

Significant Subsidiary: any Domestic Subsidiary that meets any of the following conditions, computed for, and as of the end of, the most recently completed four fiscal quarters of Parent Borrower for which financial statements have been delivered pursuant to Section 7.1: (a) such Subsidiary’s proportionate share of the total assets of Parent Borrower and its Domestic Subsidiaries is at least ten percent (10%); (b) such Subsidiary’s proportionate share of the total revenues of Parent Borrower and its Domestic Subsidiaries is at least ten percent (10%); or (c) such Subsidiary’s proportionate share of the total net income of Parent Borrower and its Domestic Subsidiaries from continuing operations and before extraordinary items and income taxes is at least ten percent (10%). All such computations shall be determined on a Consolidated basis, with respect to Parent Borrower and its Domestic Subsidiaries only, in accordance with GAAP.

Special Counsel: St. John & Wayne, L.L.C., special counsel to the Agent.

Sterling Borrower: any Borrower which is organized under the laws of, and has its principal office in, the United Kingdom.

Sterling Pounds: freely transferable lawful money of the United Kingdom.

Subordinated Indebtedness: Any unsecured Indebtedness of Parent Borrower or any of its Subsidiaries (a) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the expiration of six months after the Commitment Termination Date and the payment of the principal of and interest on which and other obligations of the obligor or obligors in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions first approved in writing by the Required Lenders, and (b) otherwise containing terms, covenants and conditions satisfactory in form and substance to the Required Lenders, as evidenced by their prior written approval thereof.

Subsidiary: as to any Person, any corporation, association, partnership, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, owns at least a majority (by number of votes) of the outstanding Voting Stock. Unless the context otherwise clearly requires any reference to a “Subsidiary” is a reference to a Subsidiary of Parent Borrower. Notwithstanding the foregoing, this definition may be modified as provided in Section 8.9.

Subsidiary Borrower: as defined in the preamble of this Agreement.

Subsidiary Borrower Obligations: at any time with respect to any Subsidiary Borrower, the principal amount outstanding at such time of the Loans made to such Subsidiary Borrower, together with all accrued interest thereon and all other sums due and owing at such time from such Subsidiary Borrower under the Loan Documents.

Swingline Commitment: Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.11, in an aggregate outstanding principal amount, not to exceed $5,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

Swingline Lender: Fleet, together with its respective successors and assigns.

Swingline Loan: a loan, made by Swingline Lender to Parent Borrower pursuant to Section 2.11.

Target Day: a day on which the Trans-European Automated Real time Gross Settlement Express Transfer System (TARGET) is operating.

Tax: any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

Termination Event: with respect to any Pension Plan, (a) a Reportable Event, (b) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, (c) the institution of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (d) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

Titled Agents: the Syndication Agent, the Documentation Agent and the Arranger.

Treaty: the Treaty establishing the European Economic Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993), as amended, varied or supplemented from time to time.

Unfunded Pension Liabilities: with respect to any Pension Plan, at any date of determination, the amount determined by taking the accumulated benefit obligation, as disclosed in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”, over the fair market value of Pension Plan assets.

United States: the United States of America (including the states thereof and the District of Columbia).

Unrecognized Retiree Welfare Liability: with respect to any Employee Benefit Plan that provides postretirement benefits other than pension benefits, the amount of the transition obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” as of the most recent valuation date, that has not been recognized as an expense in an income statement of the Parent Borrower and its Consolidated Subsidiaries, provided that prior to the date such Statement is applicable to the Parent Borrower, such amount shall be based on an estimate made in good faith of such transition obligation.

Voting Stock: Capital Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the members of the Managing Person, whether or not the right to vote exists by reason of the happening of a contingency.

1.2.	PRINCIPLES OF CONSTRUCTION

         (a)  All terms defined in a Loan Document shall have the meanings given such terms therein when used in the other Loan Documents or any certificate, opinion or other document made or delivered pursuant thereto, unless otherwise defined therein.

         (b)  As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Agent, the Lenders and Parent Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Parent Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

         (c)  The words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, schedule and exhibit references contained therein shall refer to Sections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

         (d)  The phrase “may not” is prohibitive and not permissive.

         (e)  Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

         (f)  Unless specifically provided in a Loan Document to the contrary, any reference to a time shall refer to such time in New York.

         (g)  Unless specifically provided in a Loan Document to the contrary, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

         (h)  The words “include” and “including”, when used in each Loan Document, shall mean that the same shall be included “without limitation”, unless otherwise expressly provided therein.

2.	AMOUNT AND TERMS OF LOANS

2.1.	REVOLVING CREDIT LOANS

         (a)  Agreement to Make Revolving Credit Loans. Subject to the terms and conditions hereof, each Lender severally agrees from time to time during the Commitment Period to make revolving credit loans to one or more of the Borrowers in Dollars or in an Alternate Currency

(each a “Revolving Credit Loan” and, as the context may require, collectively with all other Revolving Credit Loans of such Lender and with the Revolving Credit Loans of all other Lenders, the “Revolving Credit Loans”); provided, however, that (i) immediately after giving effect thereto, (A) the Aggregate Credit Exposure shall not exceed the Aggregate Commitment Amount, and (B) with respect to each Lender, such Lender’s Revolving Credit Exposure shall not exceed such Lender’s Commitment Amount and (ii) such Revolving Credit Loan, (A) if to be made in Euros or if a Dollar Revolving Credit Loan, shall be made to any Borrower, (B) if to be made in Sterling Pounds, shall be made to a Sterling Borrower or any Domestic Borrower, (C) if to be made in Canadian Dollars, shall be made to a Canadian Borrower or any Domestic Borrower, (D) if to be made in Japanese Yen, shall be made in to a Japanese Borrower or any Domestic Borrower, and (v) if to be made in any other Currency that becomes an Alternate Currency pursuant to Section 2.10, shall be made to any Domestic Borrower or to any other Borrower which is organized under the laws, and has its principal office in, the national jurisdiction of such Currency. During the Commitment Period, Borrowers may borrow, prepay in whole or in part and reborrow Revolving Credit Loans under the Commitments, all in accordance with the terms and conditions of this Agreement.

         (b)  Types of Revolving Credit Loans. Subject to the provisions of Sections 2.3 and 3.3, Revolving Credit Loans may be made as (i) one or more ABR Advances, (ii) one or more Eurodollar Advances, (iii) Alternate Currency Advances, or (iv) a combination thereof. Each Revolving Credit Loan, together with all accrued and unpaid interest thereon, shall mature and be due and payable on the Commitment Termination Date or such earlier date upon which the Commitments shall have been terminated in accordance herewith.

2.2.	MINIMUM AMOUNT OF EACH BORROWING AND MAXIMUM AMOUNT OF FIXED RATE LOANS

         (a)  Minimum Amounts of Each Borrowing. Notwithstanding anything to the contrary contained herein, (i) each ABR Advance made on a Borrowing Date shall not be less than $1,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, (ii) each Eurodollar Advance made on a Borrowing Date, when aggregated with all amounts to be converted to a Eurodollar Advance on such date and having the same Euro Interest Period as such first Eurodollar Advance shall not be less than $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, and (iii) each Alternate Currency Advance made on a Borrowing Date, when aggregated with all amounts to be converted to an Alternate Currency Advance on such date and having the same Euro Interest Period, and being denominated in the same Currency, as such first Alternate Currency Advance shall not be less than an amount in such Currency having a Currency Equivalent of approximately $5,000,000 or such amount plus an amount in such Currency having a Currency Equivalent of a whole multiple of approximately $1,000,000 in excess thereof.

         (b)  Maximum Number of Eurodollar and Alternate Currency Advances. At no time shall the aggregate outstanding number (whether as a result of borrowings or conversions) of all Eurodollar and Alternate Currency Advances exceed ten.

2.3.	BORROWING REQUEST – REVOLVING CREDIT LOANS

Whenever a Borrower desires to borrow Revolving Credit Loans hereunder, such Borrower, or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Subsidiary Borrower, shall notify the Agent, which notice shall be irrevocable, no later than (i) 10:00 a.m. on the proposed Borrowing Date, in the case of ABR Advances, (ii) 11:00 a.m. three Alternate Currency Business Days prior to the proposed Borrowing Date, in the case of Eurodollar Advances, and (iii) 11:00 a.m. three Alternate Currency Business Days prior to the proposed Borrowing Date, in the case of Alternate Currency Advances, specifying (A) the proposed Borrowing Date, (B) whether the borrowing is to be of one or more ABR Advances, one or more Eurodollar Advances, one or more Alternate Currency Advances, or a combination thereof, and the amount of each thereof (stated in the applicable Currency), and (C) the Euro Interest Period for each Eurodollar Advance and each Alternate Currency Advance, which notice shall be promptly confirmed by delivery to the Agent of a Borrowing Request. The Agent shall promptly notify each Lender (by telephone or otherwise, such notice to be confirmed by facsimile or other writing) of such Borrowing Request.

2.4.	DISBURSEMENT OF FUNDS

         (a)  Revolving Credit Loans. No later than 12:00 noon (local time in the city in which the proceeds thereof are to be made available in accordance with the terms hereof, in the case of an Alternate Currency Loan, and New York City time, in the case of a Dollar Revolving Credit Loan) on the Borrowing Date specified in the Borrowing Request therefor, each Lender will make available its Commitment Percentage of the Revolving Credit Loans requested to be made on such Borrowing Date in the applicable Currencies. All such Revolving Credit Loans shall be made available in immediately available funds at the applicable Agent Payment Office, and the Agent will make available to the applicable Borrower at such Agent Payment Office, in the applicable Currencies, and in immediately available funds, the aggregate of the amounts so made available by the Lenders prior to 2:00 p.m. (local time in the city in which the proceeds thereof are to be made available in accordance with the terms hereof, in the case of an Alternate Currency Loan, and New York City time, in the case of a Dollar Revolving Credit Loan) on such Borrowing Date and to the extent of funds actually received by the Agent.

         (b)  Failure to Fund. Unless the Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be confirmed by facsimile or other writing) that such Lender will not make available to the Agent the amount of such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on a Borrowing Date, the Agent may assume that such Lender has made such amount available to the Agent on such Borrowing Date, provided that such Lender received notice thereof from the Agent in accordance with the terms hereof, and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made such amount available to the Agent, such Lender and such Borrower severally agree to pay to the Agent, forthwith on demand, such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to such Borrower until the date such amount is paid to the Agent, at a rate per annum equal to, in the case of such Borrower, the applicable interest rate set forth in Section 3.1 and, in the case of such Lender, the Federal Funds Rate (or, in the case of each Alternate Currency Loan, a rate determined by the Agent to be reflective of the all-in cost of funds of the Agent to fund such Alternate Currency Loan). Any such payment by such Borrower shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender’s Revolving Credit Loan as part of such Revolving Credit Loans for purposes of this Agreement, which Revolving Credit Loan shall be deemed to have been made by such Lender on the applicable Borrowing Date. The Agent shall be entitled to recover any and all actual losses and damages (including, without limitation, reasonable attorneys’ fees) from any Lender failing to so repay on demand of the Agent. The Agent may set off the obligations of a Lender under this Section against any distributions or payments in respect of Loans which the Agent would otherwise make available to such Lender at any time. To the extent and during the time period in which any Lender fails to provide or delays in providing its respective payment to the Agent pursuant to Section 2.4(a) or this Section 2.4(b), such Lender’s percentage of all payments in respect of Revolving Credit Loans (but not its Commitment with respect to future Loans) shall decrease to reflect the actual percentage which its actual Revolving Credit Exposure bears to the Aggregate Credit Exposure for all Revolving Credit Loans.

         (c)  Borrower Accounts. Each Loan made to a Borrower shall be made to the applicable payment account specified on Exhibit I or the Borrower Addendum, if any, executed and delivered with respect to such Borrower pursuant to Section 2.13, as the case may be, or such other account which it may from time to time specify by written notice to the Agent and the Lenders.

2.5.	PAYMENTS

         (a)  Loans and Fees. Except as otherwise specifically provided herein, each payment, including each prepayment, of principal and interest on the Revolving Credit Loans and the Facility Fee shall be made by Borrowers to the Agent at the applicable Agent Payment Office in Dollars immediately available to the Agent at such office (without counterclaim, setoff or other defense and free and clear of, without any deduction or withholding for, taxes or other payments) by 12:00 noon (local time in the city in which such Agent Payment Office is located) on the due date for such payment. Subject to Section 9.2(b), promptly upon receipt by the Agent of each payment, including each prepayment, pursuant to this Section, the Agent shall remit such payment in like funds as received as follows: (i) in the case of the Facility Fee, to each Lender according to its Commitment Percentage, and (ii) in the case of principal and interest on the Revolving Credit Loans, to each Lender pro rata according to the amount of principal or interest on Revolving Credit Loans, as the case may be, which is then due and payable.

         (b)  Late Payments. The failure of the applicable Borrower to make any such payment by such time shall not constitute a Default hereunder, provided that such payment is made on such due date, but any such payment made after 2:00 p.m. (local time in the city in which such payment is to be made in accordance with the terms hereof) on such due date shall be deemed to have been made on the next Business Day or Alternate Currency Business Day, as the case may be, for the purpose of calculating interest on amounts outstanding on the applicable Revolving Credit Loans.

         (c)  Alternate Currencies. Notwithstanding anything to the contrary contained in any Loan Document, each payment (including each prepayment) of principal and interest on each Alternate Currency Loan shall be made solely in the Currency in which such Alternate Currency Loan is denominated.

         (d)  Extension of Due Dates. If any payment hereunder or under the Loans shall be due and payable on a day which is not a Business Day or an Alternate Currency Business Day, as the case may be, the due date thereof (except as otherwise provided herein) shall be extended to the next Business Day or Alternate Currency Business Day, as the case may be, and (except with respect to payments in respect of the Facility Fee) interest shall be payable at the applicable rate specified herein during such extension.

2.6.	TERMINATION OR REDUCTION OF COMMITMENTS

         (a)  Voluntary Reductions. Parent Borrower shall have the right, upon at least five Business Days’ prior written notice to the Agent, (i) at any time when there shall be no Loans outstanding, to terminate the Commitments of all Lenders and the Swingline Commitment of the Swingline Lender, or (ii) at any time and from time to time when the Aggregate Commitment Amount shall exceed the aggregate outstanding principal amount of all Loans (determined, in the case of each Alternate Currency Loan, on the basis of the Currency Equivalent in Dollars thereof) to reduce permanently the Aggregate Commitment Amount by a sum not greater than the amount of such excess; provided, however, that each partial reduction shall be in an amount equal to $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

         (b)  Mandatory Reduction. The Aggregate Commitment Amount shall be reduced as necessary to satisfy the conditions of a BGS Disposition.

         (c)  In General. Each reduction of the Aggregate Commitment Amount shall be made by reducing each Lender’s Commitment Amount by a sum equal to such Lender’s Commitment Percentage of the amount of such reduction.

2.7.	PREPAYMENTS OF THE LOANS

         (a)  Voluntary Prepayments. Each Borrower may, at its option, prepay the Revolving Credit Loans made to such Borrower, without premium or penalty (but subject to Section 3.4), in full at any time or in part from time to time, in each case by notifying, or, if such Borrower is a Subsidiary Borrower, causing the Parent Borrower, on behalf of such Subsidiary Borrower, to notify, the Agent in writing at least one Business Day, in the case of a prepayment of an ABR Advance, and three Alternate Currency Business Days, in the case of a prepayment of a Eurodollar Advance or an Alternate Currency Advance, in each case prior to the proposed prepayment date, specifying, with respect to each Advance to be prepaid, the amount to be prepaid (stated in the applicable Currency) and the date of prepayment. Each such notice given by a Borrower or the Parent Borrower, on behalf of such Borrower, pursuant to this Section 2.7(a) shall be irrevocable. Upon receipt of each such notice, the Agent shall promptly notify each Lender thereof. Each partial prepayment pursuant to this Section 2.7(a) shall be (i) in the case of ABR Advances, in a minimum amount of $1,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, and (ii) in the case of Eurodollar Advances, in a minimum amount of $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, and (iii) in the case of Alternate Currency Advances, in a minimum amount in the applicable Currency having a Currency Equivalent of approximately $5,000,000 or such amount plus an amount in the applicable Currency having a Currency Equivalent of a whole multiple of approximately $1,000,000 in excess thereof.

         (b)  Mandatory Prepayments. If at any time the Aggregate Credit Exposure shall exceed the Aggregate Commitment Amount, then Borrowers shall prepay the Loans on such day such that, immediately after giving effect thereto, the Aggregate Credit Exposure shall not exceed the Aggregate Commitment Amount; provided, however, to the extent any excess of Aggregate Credit Exposure over Aggregate Commitment Amount is attributable to changes in the Currency Equivalent in Dollars of an Alternate Currency Advance occurring after the applicable Borrowing Date thereof, such excess shall be repaid by Borrowers on the last day of each calendar quarter to the extent such excess exceeds 5% of the Aggregate Commitment Amount. Additionally, a mandatory prepayment shall be made as necessary to satisfy the conditions of a BGS Disposition.

         (c)  In General. Simultaneously with each prepayment hereunder, Borrowers shall prepay all accrued and unpaid interest on the amount prepaid through the date of prepayment.

2.8.	USE OF PROCEEDS

Each Borrower agrees that the proceeds of the Loans shall be used solely, directly or indirectly, (a) to repay the Indebtedness under the Existing Loan Agreement, and (b) for the general corporate purposes of Parent Borrower and its Subsidiaries. Notwithstanding anything to the contrary contained in any Loan Document, each Borrower agrees that no part of the proceeds of any Loan will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.

2.9.	RECORDS

         (a)  Lender’s Records. Each Lender is hereby authorized to record on the schedule annexed to and constituting part of the promissory note referred to in Section 2.9(d) that is delivered to it by a Borrower, with respect to each Loan made by it to such Borrower: (i) the date of such Loan, (ii) whether the Revolving Credit Loan to such Borrower is comprised of one or more ABR Advances, one or more Eurodollar Advances, one or more Alternate Currency Advances, or a combination thereof, and the amount of each thereof (stated in the applicable Currency), (iii) the interest rate (without regard to the Applicable Margin) and the Euro Interest Period applicable to each Eurodollar Advance and each Alternate Currency Advance extended to such Borrower, and (iv) each payment and prepayment of the principal of such Loan.

         (b)  Agent’s Records. The Agent shall keep records regarding the Loans and the Loan Documents in accordance with its customary procedures for agented credits.

         (c)  Prima Facie Evidence. The entries made in the records maintained pursuant to Sections 2.9(a) and (b) shall, to the extent not prohibited by applicable law, be prima facie evidence of the existence and amount of the obligations of Borrowers recorded therein; provided that the failure of the Agent or any Lender, as the case may be, to make any notation on its records shall not affect the respective obligations of the Credit Parties in respect of the Loan Documents.

         (d)  Notes. The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of each Borrower, substantially in the form of Exhibit J, payable to the order of such Lender in a principal amount equal to the amount of such Lender’s Commitment as originally in effect and otherwise duly completed.

2.10.	ADDITIONAL ALTERNATE CURRENCIES

Provided that no Default or Event of Default has occurred and is then continuing, Parent Borrower may from time to time request that any currency which is not then an Alternate Currency become an Alternate Currency by submitting a Currency Addendum, with respect to such currency to the Agent. Upon receipt of such Currency Addendum, the Agent shall confirm such Currency Addendum by signing a copy thereof and shall deliver a copy thereof to Parent Borrower, each Lender and each Reference Lender. In the event that all of the Lenders consent to such currency becoming an Alternate Currency in writing delivered to the Agent and Parent Borrower, then such currency shall become an Alternate Currency.

2.11.	SWINGLINE LOANS

         (a)  Swingline Loans. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Commitment Termination Date, the Swingline Lender agrees to make Swingline Loans to the Parent Borrower in Dollars in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, Parent Borrower shall immediately pay the Agent for the account of the Swingline Lender the amount of such excess. Notwithstanding anything to the contrary contained herein, (immediately after each such Loan is made and after giving effect to any substantially concurrent application of the proceeds thereof to repay outstanding Revolving Credit Loans), the Aggregate Credit Exposure shall not exceed the Aggregate Commitment Amount. Subject to conditions of this Agreement, Parent Borrower may borrow, repay and reborrow Swingline Loans hereunder.

         (b)  Procedure for Borrowing Swingline Loans. Whenever Parent Borrower desires to borrow a Swingline Loan hereunder, Parent Borrower shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephone notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 2:00 p.m. on the proposed date of such borrowing. Any such telephone notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by Parent Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephone notice. Not later than 3:00 p.m. on the date of the requested Swingline Loan the Swingline Lender shall make available such Swingline Loan in immediately available funds to the Agent. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Sections 5 and 6, the Agent will, and Parent Borrower hereby, irrevocably authorizes the Agent to, disburse the proceeds of such Swingline Loan by making such funds available to Parent Borrower by wire transfer to such account of Parent Borrower as Parent Borrower and Agent may agree from time to time.

         (c)  Interest. Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate (and shall not be entitled to be converted into Fixed Rate Loans), which will be subject to increase if there is an Event of Default in accordance with the terms and provisions of Section 3.1(b). Interest payable on Swingline Loans is solely for the account of the Swingline Lender. All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 3.1 with respect to interest on ABR Advances.

         (d)  Swingline Loan Amount, Etc. Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples thereof or such other minimum amounts agreed to by the Swingline Lender and Parent Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples $500,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and Parent Borrower may agree) and in connection with any such prepayment, Parent Borrower must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. on the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note to be duly and validly executed and delivered by Parent Borrower substantially in the form of Exhibit K.

         (e)  Repayment and Participation of Swingline Loans. Parent Borrower agrees to repay each Swingline Loan to the Swingline Lender within one Business Day of demand therefore by the Swingline Lender and in any event, within thirty days after the date such Swingline Loan was made. Notwithstanding the foregoing, Parent Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on the Swingline Loans on the Commitment Termination Date (or such earlier date as the Swingline Lender and Parent Borrower may agree in writing). Unless both the Swingline Lender and Parent Borrower notify the Agent to the contrary, Parent Borrower shall be deemed to have requested a borrowing of Revolving Credit Loans (which shall be ABR Advances) from the Lenders, in an amount equal to the principal balance of each Swingline Loan, on the date such Swingline Loan is required to be repaid in accordance with the terms of this Section 2.11(e). The limitations of Section 2.2 shall not apply to any ABR Advances made pursuant to this subsection. The Swingline Lender shall give notice to the Agent of any such demand for repayment of a Swingline Loan not later than 12:00 noon on the date that such repayment is due. No later than 1:00 p.m. on the date repayment of a Swingline Loan is due (whether as a result of demand for repayment or as a result of the expiration of 30 days from the date such Loan was made), each Lender will make available to the Agent for the account of Swingline Lender, in immediately available funds, the proceeds of the ABR Advance to be made by such Lender. The Agent shall pay the proceeds of such ABR Advance to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan, together with accrued but unpaid interest thereon. If the Lenders are prohibited from making Loans required to be made under this subsection for any reason, including without limitation, the occurrence of any of the Events of Default described in Sections 9.1(g) or 9.1(h), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount (regardless of whether the conditions precedent thereto set forth in Section 6 are then satisfied, whether or not Parent Borrower has submitted a Borrowing Request and whether or not the Commitments are then in effect, any Event of Default exists or all the Loans have been accelerated) and paying the proceeds thereof to the Agent for the account of the Swingline Lender in Dollars and in immediately available funds. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise). A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 9.1(g) or 9.1 (h)) or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender or any Credit Party or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.12.	INCREASE OF COMMITMENTS

Parent Borrower shall have the right to request increases in the Aggregate Commitment Amount (provided that the aggregate amount of increases in the Commitments pursuant to this Section shall not exceed $50,000,000 so that the Aggregate Commitment Amount of all Lenders shall not exceed $225,000,000 as so increased) by providing written notice to the Agent, which notice shall be irrevocable once given. Such increase in the Aggregate Commitment Amount must be in the amount of $10,000,000 or any integral multiple of $5,000,000 in excess thereof, or the then unused balance of the increase of the Aggregate Commitment Amount permitted under this Section. The Agent shall promptly notify each Lender of any such request. Each existing

Lender shall have the right to increase its Commitment by an amount so that such Lender’s Commitment Percentage shall not be decreased as a result of such requested increase in the Aggregate Commitment Amount. Each Lender shall notify the Agent within 10 Business Days after receipt of the Agent’s notice whether such Lender wishes to increase the amount of its Commitment. If a Lender fails to deliver any such notice to the Agent within such time period, then such Lender shall be deemed to have declined to increase its Commitment. No Lender shall be required to increase its Commitment and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee and comply with Section 12.6, including, without limitation, obtaining the consent of the Agent to its so becoming a Lender. In the event a new Lender becomes a party to this Agreement, or if any existing Lender agrees to increase its Commitment, such Lender shall on the date it becomes a Lender hereunder (or increases its Commitment, in the case of an existing Lender) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (as determined after giving effect to the increase of Commitments) of any outstanding Revolving Credit Loans, by making available to the Agent for the account of such other Lenders, in same day funds, an amount equal to the sum of (x) the portion of the outstanding principal amount of such Revolving Credit Loans to be purchased by such Lender plus (y) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Credit Loans. Borrowers shall pay to the Lenders amounts payable, if any, to such Lenders under Section 3.4 as a result of the prepayment of any such Revolving Credit Loans. No increase of the Commitments may be effected under this Section if either (i) a Default or Event of Default shall be in existence on the effective date of such increase or (ii) any representation or warranty made or deemed made by any Credit Party in any Loan Document is not (or would not be) true or correct on the effective date of such increase (except for representations or warranties which expressly relate solely to an earlier date). In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.12, (A) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request, and (B) Borrowers shall make appropriate arrangements so that each new Lender, and any existing Lender increasing its Commitment, receives a new or replacement Note, as appropriate, in the amount of such Lender’s Commitment within two Business Days of the effectiveness of the applicable increase in the Aggregate Commitment Amount.

2.13.	ADDITION AND REMOVAL OF SUBSIDIARY BORROWERS

         (a)  Addition of Subsidiary Borrowers. Provided that no Default or Event of Default has occurred and is then continuing, the Parent Borrower may from time to time direct that any of its Subsidiaries which is not then a Subsidiary Borrower become a Subsidiary Borrower by submitting a Borrower Addendum to the Agent with respect to such Subsidiary, together with (i) a certificate, dated the date of such Borrower Addendum, of the Secretary or Assistant Secretary of such Subsidiary and substantially in the form of, and with substantially the same attachments as, the certificate which would have been required under Section 5.1 if such Subsidiary had become a party hereto on the Effective Date, and (ii) an opinion of counsel (including, in the case of a foreign Subsidiary, an opinion of foreign local counsel) to such Subsidiary in all respects reasonably satisfactory to the Agent, provided that, to the extent that any such certificate, attachment or opinion is not in English, it shall be accompanied by a certified English translation thereof. Upon receipt of such Borrower Addendum and all of the supporting items referred to in clauses (i) and (ii) of this Section 2.13(a), the Agent shall confirm such Borrower Addendum by signing a copy thereof and shall deliver a copy thereof to the Parent Borrower and each Lender, at which time such Subsidiary shall become a “Subsidiary Borrower” hereunder.

         (b)  Removal of Subsidiary Borrowers. The Parent Borrower may from time to time direct that any Subsidiary Borrower cease to be a Subsidiary Borrower by submitting written notice thereof to the Agent. Upon receipt of such notice, the Agent shall confirm such notice by signing a copy thereof and shall deliver a copy thereof to the Parent Borrower and each Lender, at which time such Subsidiary Borrower shall cease to be a “Subsidiary Borrower” hereunder, provided that, immediately after giving effect thereto, the Subsidiary Borrower Obligations of such Subsidiary Borrower shall have been paid in full.

3.	INTEREST, FEES, CONVERSIONS AND YIELD PROTECTIONS

3.1.	INTEREST RATES AND PAYMENT DATES

         (a)  Prior to Maturity. Except as otherwise provided in Section 3.1(b), prior to maturity, the Revolving Credit Loans shall bear interest on the outstanding principal amount thereof at the applicable interest rate or rates per annum set forth below:

REVOLVING CREDIT LOANS	RATE

Each ABR Advance	Alternate Base Rate

Each Eurodollar Advance	Eurodollar Rate applicable thereto plus the Applicable Margin

Each Alternate Currency Advance	Alternate Currency Rate applicable thereto plus the Applicable Margin

         (b)  Default Rate. Upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or (b), the unpaid principal amount of any overdue Loans shall bear interest payable on demand at a rate per annum (whether before or after the entry of a judgment thereon) equal to 2% plus the rate which would otherwise be applicable under Section 3.1(a) or 2.11(c), as the case may be, and any overdue interest or other overdue amount payable under the Loan Documents shall bear interest (whether before or after the entry of a judgment thereon) payable on demand at a rate per annum equal to 2% plus the Alternate Base Rate.

         (c)  In General. Interest on all Loans shall be calculated on the basis of a 360-day year, except that interest on Alternate Currency Advances denominated in Sterling Pounds shall be calculated on the basis of a 365 or 366-day year (as the case may be), in each case for the actual number of days elapsed. Except as otherwise provided in Section 3.1(b), interest shall be payable in arrears on each Interest Payment Date and upon each payment (including prepayment) of the Loans. Any change in the interest rate on the Loans resulting from a change in the Alternate Base Rate or reserve requirements shall become effective as of the opening of business on the day on which such change shall become effective. Each determination of a rate of interest by the Agent, or any Reference Lender, as the case may be, pursuant to the Loan Documents shall be conclusive and binding on all parties hereto absent manifest error. Interest payments in respect of Alternate Currency Loans shall be payable in the same respective Alternate Currency as such Loans.

         (d)  Substitution of Reference Lender. If at any time a Reference Lender shall for any reason cease to be a Lender, such Reference Lender shall thereupon cease to be a Reference Lender, and Parent Borrower shall promptly appoint from among the Lenders a successor Reference Lender reasonably acceptable to the Agent. Upon the acceptance of any appointment as Reference Lender by a successor Reference Lender, such successor Reference Lender shall automatically become a “Reference Lender”, and Parent Borrower shall promptly notify the other Borrowers and Lenders thereof. Each Reference Lender shall use its best efforts to furnish all quotations and other information, and to make all determinations, in each case as contemplated to be furnished or made by it under the Loan Documents, on a timely basis. To the extent that, for any reason, such information shall not have been furnished, and such determinations shall not have been made, by any Reference Lender, then the other Reference Lenders (or, in the event that there is no other Reference Lender or Reference Lenders, the Agent) shall furnish such information and make such determinations, and the Agent shall promptly notify Borrowers and the Lenders thereof.

3.2.	FEES

         (a)  Facility Fee. Parent Borrower agrees to pay to the Agent, for the account of each of the Lenders in accordance with each Lender’s Commitment Percentage, a fee (the “Facility Fee”), during the Commitment Period, at a rate per annum equal to the Applicable Fee Percentage on the average daily Aggregate Commitment Amount, regardless of usage. The Facility Fee shall be payable (i) quarterly in arrears on the last day of each March, June, September and December during the Commitment Period, commencing on the first such day following the Effective Date, (ii) on the date of any reduction in the Aggregate Commitment Amount (to the extent of the amount which shall have accrued on the amount of such reduction), and (iii) on the Commitment Termination Date. The Facility Fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

         (b)  Agent’s Fees. Parent Borrower agrees to pay to the Agent for its own account, such fees as have been agreed to in writing by Parent Borrower and Agent.

3.3.	CONVERSIONS

         (a)  In General. Each applicable Borrower may elect from time to time to convert one or more Eurodollar Advances to ABR Advances by giving, or, if such Borrower is a Subsidiary Borrower, by causing the Parent Borrower, on behalf of such Subsidiary Borrower, to give, the Agent at least two Business Days’ prior irrevocable notice of such election, specifying the amount to be converted, provided, that any such conversion of Eurodollar Advances shall only be made on the last day of the Euro Interest Period applicable thereto, except as otherwise provided in Section 3.7. In addition, each applicable Borrower may elect from time to time to convert (i) ABR Advances to Eurodollar Advances, (ii) Eurodollar Advances to new Eurodollar Advances by selecting a new Euro Interest Period therefor, and (iii) Alternate Currency Advances to new Alternate Currency Advances in the same Currency by selecting a new Euro

Interest Period therefor, in each case by giving, or, if such Borrower is a Subsidiary Borrower, by causing the Parent Borrower, on behalf of such Subsidiary Borrower, to give the Agent at least three Alternate Currency Business Days’ prior irrevocable notice of such election, specifying the amount to be so converted and the initial Euro Interest Period relating thereto, provided that any such conversion of ABR Advances to Eurodollar Advances shall only be made on an Alternate Currency Business Day and, except as otherwise provided in Section 3.7, any such conversion of Eurodollar Advances to new Eurodollar Advances or Alternate Currency Advances to new Alternate Currency Advances, as the case may be, shall only be made on the last day of the Euro Interest Period applicable to the Eurodollar Advances or Alternate Currency Advances, as the case may be, which are to be converted to such new Eurodollar Advances or such new Alternate Currency Advances, as the case may be. Each such notice shall be irrevocable and shall be promptly confirmed by delivery to the Agent of a Notice of Conversion. The Agent shall promptly notify each Lender (by telephone or otherwise, such notice to be confirmed by facsimile or other writing) of each such election. Advances may be converted pursuant to this Section in whole or in part, provided that (x) the amount to be converted to each Eurodollar Advance, when aggregated with any Eurodollar Advance to be made on such date in accordance with Section 2.3 and having the same Euro Interest Period as such first Eurodollar Advance, shall equal no less than $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, and (y) the amount to be converted to each Alternate Currency Advance, when aggregated with any Alternate Currency Advance to be made on such date in accordance with Section 2.3 and having the same Euro Interest Period, and being denominated in the same applicable Currency, as such first Alternate Currency Advance, shall equal no less than an amount in such Currency having a Currency Equivalent of approximately $5,000,000 or such amount plus an amount in such Currency having a Currency Equivalent of a whole multiple of approximately $1,000,000 in excess thereof.

         (b)  Conversions During an Event of Default. Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, no Borrower shall have the right to elect to convert any existing ABR Advance to a new Eurodollar Advance or to convert any existing Eurodollar Advance to a new Eurodollar Advance. In such event, except as otherwise provided in Section 3.7, (i) each ABR Advance shall be automatically continued as an ABR Advance, (ii) each Eurodollar Advance shall be automatically converted to an ABR Advance on the last day of the Euro Interest Period applicable thereto, and (iii) each Alternate Currency Advance shall, on the last day of the Euro Interest Period applicable thereto, be automatically converted to a new Alternate Currency Advance in the same applicable Currency with a one month Euro Interest Period.

         (c)  Effecting Conversions. Each conversion shall be effected by each Lender by applying the proceeds of its new ABR Advance, new Eurodollar Advance or new Alternate Currency Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that any such conversion shall not constitute a borrowing for purposes of Sections 5 or 6).

         (d)  Failure to Elect Conversion. Notwithstanding anything to the contrary contained in any Loan Document, if the applicable Borrower and, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Subsidiary Borrower, shall have failed, for any reason, to elect a Eurodollar Advance or Alternate Currency Advance, as the case may be, under Section 2.3 or this Section 3.3, as the case may be, in connection with any borrowing of new Loans or expiration of a Euro Interest Period with respect to any existing Eurodollar Advance or Alternate Currency Advance, as the case may be, the amount of the Loans subject to such borrowing or such existing Eurodollar Advance or Alternate Currency Advance, as the case may be, shall, except as otherwise provided in Section 3.7, thereafter be (i) in the case of a Eurodollar Advance, an ABR Advance, and (ii) in the case of an Alternate Currency Advance, a new Alternate Currency Advance in the same applicable Currency with a one month Euro Interest Period, in each case until such time, if any, as such Borrower shall elect a new Eurodollar Advance or Alternate Currency Advance, as the case may be, pursuant to this Section 3.3.

3.4.	INDEMNIFICATION FOR LOSS

Notwithstanding anything contained herein to the contrary, (i) if any Borrower shall fail for any reason to borrow or convert from or into any Fixed Rate Loan on the date specified therefor in the applicable Borrowing Request or Notice of Conversion, as the case may be, or (ii) if any Fixed Rate Loan to such Borrower shall terminate for any reason prior to the last day of the Euro Interest Period applicable thereto, or (iii) if such Fixed Rate Loan is repaid or prepaid, in whole or in part, for any reason (including, without limitation, an acceleration of the Loans pursuant to Section 9.2 herein) prior to the last day of the Euro Interest Period applicable thereto, such Borrower agrees to indemnify each applicable Lender against, and to pay on demand directly to such Lender the amount (which demand shall be accompanied by a statement setting forth the calculations of such amount in reasonable detail which statement shall be conclusive absent manifest error) equal to any reasonable loss or out-of-pocket expense (excluding loss of margin) suffered by such Lender as a result of such failure to borrow or convert or such termination, repayment or prepayment, including any loss, cost or expense suffered by such Lender in liquidating or employing deposits acquired to fund or maintain the funding of its Fixed Rate Loans to such Borrower, or redeploying funds prepaid or repaid, in amounts which correspond to such Fixed Rate Loans, and any internal processing charge customarily charged by such Lender in connection therewith.

3.5.	CAPITAL ADEQUACY

If the amount of capital required to be maintained by any Lender or any Person directly or indirectly owning or controlling such Lender (each a “Control Person”), shall be affected by the occurrence of a Regulatory Change and such Lender shall have determined that such Regulatory Change shall have had or will thereafter have the effect of reducing (a) the rate of return on such Lender’s or such Control Person’s capital, or (b) the asset value to such Lender or such Control Person of the Loans or Commitments made or maintained by such Lender to a level below that which such Lender or such Control Person could have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account such Lender’s or such Control Person’s policies regarding capital adequacy) by an amount deemed by such Lender to be material to such Lender or Control Person, then Parent Borrower agrees to pay to such Lender or such Control Person, as the case may be, within 10 days after demand by such Lender, such additional amount or amounts as shall be sufficient to compensate such Lender or such Control Person, as the case may be, for such reduction (which demand shall be accompanied by a statement setting forth the calculations of such additional amount or amounts in reasonable detail which statement shall be conclusive absent manifest error). Notwithstanding anything to the contrary herein, no amount shall be required to be paid pursuant to this Section to the extent that such amount shall have been incurred by the applicable Lender or applicable Control Person, as the case may be, or shall otherwise relate to any reduction which shall have become effective, more than 270 days prior to the date on which such Lender shall have made demand therefor pursuant to this Section.

3.6.	REIMBURSEMENT FOR INCREASED COSTS

If any Lender shall determine that a Regulatory Change shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender in respect of its Fixed Rate Loans which is not otherwise included in the determination of a Eurodollar Rate or Alternate Currency Rate, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, converting or maintaining its Fixed Rate Loans or its commitment to make such Fixed Rate Loans, or to reduce any amount receivable under the Loan Documents in respect of its Fixed Rate Loans, then, in any such case, Parent Borrower agrees to pay such Lender, within 10 days after demand therefor, such additional amounts as is sufficient to compensate such Lender for such additional cost or reduction in such amount receivable which such Lender deems to be material as determined by such Lender (which demand shall be accompanied by a statement setting forth the calculations of such additional amounts in reasonable detail which statement shall be conclusive absent manifest error). Notwithstanding anything to the contrary herein, no amount shall be required to be paid pursuant to this Section to the extent that such amount shall have been incurred by the applicable Lender more than 270 days prior to the date on which such Lender shall have made demand therefor pursuant to this Section.

3.7.	ILLEGALITY OF FUNDING

Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Fixed Rate Loan as contemplated by this Agreement, such Lender shall promptly notify Parent Borrower and the Agent thereof, and (a) the commitment or other obligation of such Lender to make such Fixed Rate Loans or convert ABR Advances to Eurodollar Advances or Alternate Currency Advances to new Alternate Currency Advances, as the case may be, shall forthwith be suspended, (b) such Lender shall fund its portion of each requested Eurodollar Advance as an ABR Advance, (c) such Lender’s Loans then outstanding as such Eurodollar Advances, if any, shall be converted automatically to an ABR Advance on the last day of the then current Euro Interest Period applicable thereto or at such earlier time as may be required, and (d) in the case of each Alternate Currency Advance, the applicable Borrower shall take such action as such Lender may reasonably request with a view to minimizing the obligations of such Borrower under Section 3.4. If the commitment of any Lender with respect to Eurodollar Advances or Alternate Currency Advances, as the case may be, is suspended pursuant to this Section and such Lender shall have obtained actual knowledge that it is once again legal for such Lender to make or maintain

Eurodollar Advances or Alternate Currency Advances, as the case may be, such Lender shall promptly notify the Agent and Parent Borrower thereof and, upon receipt of such notice by each of the Agent and Parent Borrower, such Lender’s commitment to make or maintain Eurodollar Advances or Alternate Currency Advances, as the case may be, shall be reinstated.

3.8.	SUBSTITUTED INTEREST RATE

In the event that (x) the Agent or any Reference Lender shall have determined (which determination shall be conclusive and binding upon Borrowers) that by reason of circumstances affecting the interbank eurodollar market either adequate or reasonable means do not exist for ascertaining the Eurodollar Rate or Alternate Currency Rate, as the case may be, applicable pursuant to Section 3.1 or (y) the Required Lenders shall have notified the Agent that they have determined (which determination shall be conclusive and binding on Borrowers) that the applicable Eurodollar Rate or Alternate Currency Rate, as the case may be, will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate or Alternate Currency Rate, as the case may be, with respect to any portion of the Loans that any Borrower has requested be made as Eurodollar Advances or Alternate Currency Advances, as the case may be, or Eurodollar Advances or Alternate Currency Advances, as the case may be, that will result from the requested conversion of any portion of the Advances into or of Eurodollar Advances or Alternate Currency Advances, as the case may be (each an “Affected Advance”), the Agent shall promptly notify Parent Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances. If the Agent shall give such notice, (a) in the case of Eurodollar Advances, (i) such Affected Advances shall be made as ABR Advances, (ii) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to ABR Advances, and (iii) any outstanding Affected Advances shall be converted, on the last day of the then current Euro Interest Period with respect thereto, to ABR Advances, and (b) in the case of Alternate Currency Advances, the interest rate for such Affected Advances shall be determined pursuant to clause (a)(x)(iii) and (b)(x)(iv) of the definition of Alternate Currency Rate. Until any notice under clause (a) or (b), as the case may be, of this Section has been withdrawn by the Agent (by notice to Parent Borrower) upon either (1) the Agent having determined that such circumstances affecting the interbank market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate or Alternate Currency Rate, as the case may be, pursuant to Section 3.1 or (2) the Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances, then (A) no further Eurodollar Advances shall be required to be made by the Lenders, (B) no Borrower shall have the right to convert all or any portion of the Loans to or as Eurodollar Advances, and (C) the interest rate for Alternate Currency Advances shall be determined pursuant to clause (a)(xi)(iii) and (b)(x)(iv) of the definition of Alternate Currency Rate.

3.9.	TAXES

         (a)  Payments to Be Free and Clear. All payments by each Borrower under the Loan Documents shall be made free and clear of, and without any deduction or withholding for, any

Indemnified Tax. If any Borrower or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding (which deduction or withholding would constitute an Indemnified Tax) from any amount required to be paid by any Borrower to or on behalf of any Indemnified Tax Person under any Loan Document (each a “Required Payment”), then:

(i) such Borrower shall notify the Agent and such Indemnified Tax Person of any such requirement or any change in any such requirement as soon as such Borrower becomes aware thereof;

(ii) such Borrower shall pay such Indemnified Tax prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is imposed on such Borrower) for its own account or (to the extent that the liability to pay is imposed on such Indemnified Tax Person) on behalf and in the name of such Indemnified Tax Person;

(iii) such Borrower shall pay to such Indemnified Tax Person an additional amount such that such Indemnified Tax Person shall receive on the due date therefor an amount equal to the Required Payment had no such deduction or withholding been required; and

(iv) such Borrower shall, within 30 days after paying such Indemnified Tax, deliver to the Agent and such Indemnified Tax Person satisfactory evidence of such payment to the relevant Governmental Authority.

         (b)  Other Indemnified Taxes. If any Indemnified Tax Person or any affiliate thereof is required by any law, rule, regulation, order, directive, treaty or guideline to pay any Indemnified Tax (excluding an Indemnified Tax which is subject to Section 3.9(a)) with respect to any sum paid or payable by any Borrower to such Indemnified Tax Person under the Loan Documents, then, within five days after such Indemnified Tax Person shall have notified such Borrower thereof, such Borrower shall pay to such Indemnified Tax Person the amount of such Indemnified Tax.

         (c)  U.S. Tax Certificates. Each Lender that is organized under the laws of any jurisdiction other than the United States or any political subdivision thereof shall deliver to the Agent for transmission to Parent Borrower, on or prior to the Relevant Date, and at such other times, as may be necessary in the determination of Parent Borrower, or the Agent (each in the reasonable exercise of its discretion), such certificates, documents or other evidence, properly completed and duly executed by such Lender (including Internal Revenue Service forms W-8BEN and W-8ECI or other applicable and successor forms as may be adopted by the relevant taxing authorities of the United States to document a claim to which such form(s) relate) to establish that such Lender is not subject to deduction or withholding of United States federal income tax or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender of principal, interest, fees or other amounts payable under the Loan Documents. No Borrower shall be required to pay any additional amount to any such Lender under Section 3.9(a)(iii) if such Lender shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if such Lender shall have satisfied such requirements on the Relevant Date, nothing in this Section 3.9(c) shall relieve any Borrower of its obligation to pay any additional amounts pursuant to Section 3.9(a)(iii) in the event that, as a result of any change in applicable law (including any change in the interpretation thereof), such Lender is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in the immediately preceding sentence.

         (d)  Other Tax Certificates. Each Indemnified Tax Person agrees to use reasonable efforts to deliver to any Borrower promptly upon any reasonable request therefor from time to time by such Borrower, such forms, documents and information as may be required by applicable law, regulation or treaty from time to time and to file all appropriate forms to obtain a certificate or other appropriate documents from the appropriate Governmental Authorities to establish that payments made in respect of any Alternate Currency Loan by such Borrower can be made without (or at a reduced rate of) withholding of Taxes, provided, however, that if such Indemnified Tax Person is or becomes unable by virtue of any applicable law, regulation or treaty, to establish such exemption or reduction, such Borrower shall nonetheless remain obligated under Section 3.9(a) to pay the amounts described therein, and provided further that no Indemnified Tax Person shall be required to take any action under this Section 3.9(d) which, in the sole discretion of such Indemnified Tax Person, would cause such Indemnified Tax Person or any affiliate thereof to suffer a material economic, legal or regulatory disadvantage.

         (e)  Refunds. If any Lender or the Agent, on behalf of such Lender, receives a refund which, in the good faith judgment of such Lender, constitutes a refund of any Indemnified Tax paid by any Borrower from the applicable Governmental Authority which shall have imposed such Indemnified Tax and which such Lender or Agent can readily identify as such, such Lender or the Agent, on behalf of such Lender, as the case may be, shall promptly pay to such Borrower an amount equal to (i) the amount of such refund, minus (ii) the amount of all out-of-pocket expenses, if any, incurred by such Lender or the Agent, on behalf of such Lender, as the case may be, in obtaining such refund; provided, however, that, notwithstanding anything to the contrary contained herein, such Borrower shall promptly return such refund to such Lender or the Agent, for the benefit of such Lender, as the case may be, if such Borrower shall have received notice from such Lender or the Agent, on behalf of such Lender, to the effect that such Lender or the Agent, on behalf of such Lender, as the case may be, is required to repay such refund.

         (f)  Other Taxes. Each Borrower agrees to pay any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

3.10.	OPTION TO FUND

Each Lender has indicated that, if any Borrower requests a Eurodollar Advance or an Alternate Currency Advance, such Lender may wish to purchase one or more deposits in order to fund or maintain its funding of its Commitment Percentage of such Eurodollar Advance or Alternate Currency Advance, as the case may be, during the Euro Interest Period applicable thereto; it being understood that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid in respect of such Eurodollar Advance or Alternate Currency Advance, as the case may be, and any amounts owing under Sections 3.4 and 3.6. Each Lender shall be entitled to fund and maintain its funding of all or any part of each Eurodollar Advance and each Alternate Currency Advance, as the case may be, in any manner it sees fit, but all such determinations under Sections 3.4 and 3.6 shall be made as if each Lender had actually funded and maintained its Commitment Percentage of each such Eurodollar Advance or such Alternate Currency Advance, as the case may be, during the applicable Euro Interest Period, through the purchase of deposits in an amount equal to the amount of its Commitment Percentage of such Eurodollar Advance or such Alternate Currency Advance having a maturity corresponding to such Euro Interest Period. Any Lender may fund its Commitment Percentage of each Eurodollar Advance or Alternate Currency Advance, as the case may be, from or for the account of any branch, office, affiliate, or correspondent bank of such Lender as such Lender may choose from time to time.

3.11.	REPLACEMENT OF LENDERS

Notwithstanding the foregoing, if (a) any Lender shall request compensation pursuant to Section 3.5 or 3.6, (b) any Lender shall give any notice to Parent Borrower or the Agent pursuant to Section 3.7, or (c) any Borrower shall be required to pay any additional amounts pursuant to Section 3.9 in respect of any Lender, then, in each such case, so long as no Default or Event of Default then exists, Parent Borrower may require that such Lender transfer all of its right, title and interest under the Loan Documents to any lender identified by Parent Borrower (a “Proposed Lender”) if such Proposed Lender agrees to assume all of the obligations of such Lender for consideration equal to the outstanding principal amount of such Lender’s Loans, together with interest thereon to the date of such transfer and all other amounts payable under the Loan Documents to such Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts which would be payable under Section 3.4 as if all of such Lender’s Loans were being prepaid in full on such date). Subject to the execution and delivery of an instrument of assignment and assumption, and such other documents as such Lender may reasonably require, such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of Borrowers under the Loan Documents, the agreements of Borrowers contained in Sections 3.4, 3.5, 3.6, 12.5 and 12.7 (without duplication of any payments made to such Lender by any Borrower or the Proposed Lender) shall survive for the benefit of any Lender replaced under this Section 3.11 with respect to the time prior to such replacement.

3.12.	CHANGES OF LENDING OFFICES

         (a)  Borrower’s Request. With respect to any Loan of any Lender, such Lender agrees that upon the occurrence of any event giving rise to the operation of Section 3.4, 3.5, 3.6, 3.7 or 3.9 with respect to such Loan, it will, if requested by the applicable Borrower, or if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Subsidiary Borrower, so long as no Default or Event of Default then exists, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another office of such Lender for such Loan affected by such event, provided that such designation is made on such terms that such Lender suffers no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 3.4, 3.5, 3.6, 3.7 and 3.9.

         (b)  Lender’s Right. Each Lender shall have the right at any time and from time to time to transfer any of its Loans to a different office thereof, provided that such Lender shall promptly notify the Agent and Parent Borrower of any such change of office, provided, however, that such Lender shall not be entitled to receive any greater amount under Sections 3.4, 3.5, 3.6, 3.7 or 3.9 as a result of such transfer than it would be entitled to immediately prior thereto unless such claim would have arisen even if such transfer had not occurred.

4.	REPRESENTATIONS AND WARRANTIES

         In order to induce the Agent and the Lenders to enter into this Agreement, and the Lenders to make the Loans, Parent Borrower makes the following representations and warranties to the Agent and each Lender:

4.1.	SUBSIDIARIES; JURISDICTIONS

As of the most recent date on which financial statements were delivered to the Agent and each Lender pursuant to Sections 7.1(b) or 7.1(c): (a) Parent Borrower has only the Subsidiaries set forth on, and the jurisdiction of formation of each such Subsidiary is as set forth on, Schedule 4.1; (b) Schedule 4.1 also accurately denotes each Material Subsidiary and Credit Party and sets forth the percentage of shares of each class of Capital Stock thereof which is owned by Parent Borrower and each other Subsidiary on an outstanding and fully diluted basis; and (c) all of the outstanding shares of Capital Stock of each Subsidiary have been validly issued, are fully paid and nonassessable, and are owned by Parent Borrower or another Subsidiary free and clear of any Lien, warrants, options and rights of others of any kind whatsoever (except as otherwise disclosed in Schedule 4.1) other than Liens permitted by Section 8.6.

4.2.	EXISTENCE AND POWER

Each Material Subsidiary and each Credit Party is a corporation or other legal entity duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, in each case except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

4.3.	AUTHORITY AND EXECUTION

Each Credit Party has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate, partnership or other applicable action and are in full compliance with its Organizational Documents. Each Credit Party has duly executed and delivered the Loan Documents to which it is a party.

4.4.	BINDING AGREEMENT

The Loan Documents constitute the valid and legally binding obligations of each Credit Party, in each case to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

4.5.	LITIGATION

Except as set forth on Schedule 4.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of Parent Borrower or any of its Subsidiaries) pending or, to the knowledge of Parent Borrower, threatened against Parent Borrower or any of its Subsidiaries or maintained by Parent Borrower or any of its Subsidiaries or which may affect any of their respective Properties or rights, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.6.	REQUIRED CONSENTS

No consent, authorization or approval of, filing with, notice to, or exemption by, stockholders or holders of any other equity interest, any Governmental Authority or any other Person, is required to be obtained or made by Parent Borrower or any of its Subsidiaries in order to authorize, or is required to be obtained or made by Parent Borrower or any of its Subsidiaries in connection with, the execution, delivery or performance of, the Loan Documents, or is required to be obtained or made by Parent Borrower or any of its Subsidiaries as a condition to the validity or enforceability of the Loan Documents. Each Borrower, prior to each borrowing by it hereunder in any jurisdiction, has obtained all necessary approvals and consents of, and has filed or caused to be filed all reports, applications, documents, instruments and information required to be filed pursuant to all applicable laws, rules, regulations and requests of, all Governmental Authorities in connection with such borrowing in such jurisdiction.

4.7.	ABSENCE OF DEFAULTS; NO CONFLICTING AGREEMENTS

None of Parent Borrower or any of its Subsidiaries is in default (a) under any mortgage, indenture, contract, instrument or agreement to which it is a party or by which it or any of its Property is bound, or (b) with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority; the effect of which default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of Parent Borrower or any of its Subsidiaries or result in a breach of (or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of) any such mortgage, indenture, note, contract, instrument, agreement, judgment, order, writ, injunction, decree or decision of any Governmental Authority.

4.8.	COMPLIANCE WITH APPLICABLE LAWS

Parent Borrower and each of its Subsidiaries is complying in all material respects with all statutes, regulations, rules and orders of all Governmental Authorities which are applicable to it, a violation of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.9.	TAXES

Parent Borrower and each of its Subsidiaries has filed or caused to be filed all material tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested as required under Section 7.4) which would be material to Parent Borrower and its Subsidiaries, taken as a whole, and no tax Liens have been filed with respect thereto. The charges, accruals and reserves on the books of Parent Borrower and each of its Subsidiaries with respect to all taxes are, to the best knowledge of Parent Borrower, adequate for the payment of such taxes, and Parent Borrower knows of no unpaid assessment which is due and payable against Parent Borrower or any of its Subsidiaries or any claims being asserted which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested as required under Section 7.4, and for which adequate reserves have been set aside in accordance with GAAP.

4.10.	GOVERNMENTAL REGULATIONS

Neither Parent Borrower, any of its Subsidiaries nor any Person controlled by, controlling, or under common control with, Parent Borrower or any of its Subsidiaries, is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, the ICC Termination Act of 1995, as amended, or the Investment Company Act of 1940, as amended, or is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness, including statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

4.11.	FEDERAL REGULATIONS; USE OF LOAN PROCEEDS

Neither Parent Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. The execution, delivery and performance of the Loan Documents, including, without limitation, the funding and use of proceeds of the Loans, will not violate the Trading with the Enemy Act, as amended, or any regulation or executive order promulgated thereunder or relating thereto.

4.12.	PLANS

Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Employee Benefit Plan is in compliance with ERISA and the Code, where applicable, and (ii) no liability to the PBGC has been, or is expected by Parent Borrower, any of its Subsidiaries or any ERISA Affiliate to be, incurred by Parent Borrower, any such Subsidiary or any ERISA Affiliate. Liability, as referred to in this Section includes any joint and several liability.

4.13.	FINANCIAL STATEMENTS

Parent Borrower has previously delivered to the Agent and the Lenders true, correct and complete copies of its (a) Annual Report on Form 10-K for the fiscal year of Parent Borrower ending December 31, 2001, containing the audited Consolidated balance sheets of Parent Borrower and its Subsidiaries as of December 31, 2001, and the related Consolidated statements of operations, stockholders’ equity and cash flows for the such fiscal year, and (b) quarterly report on Form 10-Q for the fiscal quarter of Parent Borrower ended March 31, 2002, containing the unaudited Consolidated balance sheet of Parent Borrower and its Subsidiaries for such fiscal quarter, together with related Consolidated statements of operations, stockholders’ equity and cash flows for such fiscal quarter (with the applicable related notes and schedules, and collectively with the financial statements referred to in item (a) above (the “Financial Statements”). The Financial Statements fairly present in all material respects the Consolidated financial condition and results of the operations of Parent Borrower and its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP. Except as reflected in the Financial Statements or in the footnotes thereto, neither Parent Borrower nor any of its Subsidiaries has any material obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown in the Financial Statements and was not. Since December 31, 2001, there has been no Material Adverse Change.

4.14.	PROPERTY

Parent Borrower and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its real Property, and is the owner of, or has a valid lease of, all personal property, in each case except where the failure so to have or so to be could not reasonably be expected to have a Material Adverse Effect, subject to no Liens, except Permitted Liens.

4.15.	AUTHORIZATIONS

Except, in each case with respect to the matters referred to in this sentence, as could not reasonably be expected to have a Material Adverse Effect, Parent Borrower and each of its Subsidiaries possesses or has the right to use all franchises, licenses and other rights as are material and necessary for the conduct of its business, and with respect to which it is in compliance, with no known conflict with the valid rights of others. No event has occurred which permits or, to the best knowledge of Parent Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license or other right which revocation or termination could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.16.	ENVIRONMENTAL MATTERS

Neither Parent Borrower nor any of its Subsidiaries (a) has received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, arising in connection with (i) any non-compliance with or violation of the requirements of any applicable federal, state, local or foreign environmental health or safety statute or regulation, or (ii) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment, (b) to the best knowledge of Parent Borrower, has any threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (c) has received notice of any federal, state, local or foreign investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent or other substance into the environment for which Parent Borrower or any of its Subsidiaries is or would be liable, which liability could reasonably be expected to have a Material Adverse Effect, or (d) has received notice that Parent Borrower or any of its Subsidiaries is or may be liable to any Person under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., or any analogous state law, which liability could reasonably be expected to have a Material Adverse Effect. Parent Borrower and each of its Subsidiaries is in compliance with the financial responsibility requirements of federal, state, local and foreign environmental laws to the extent applicable, including those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law, except in those cases in which the failure so to comply would not reasonably be expected to have a Material Adverse Effect.

4.17.	FULL DISCLOSURE

As of the Effective Date, no fact is known to Parent Borrower which has had, or is reasonably likely in the future to have a Material Adverse Effect, which has not been set forth in the Financial Statements. No information contained in this Agreement, any of the other Loan Documents, any projections, financial statements or other reports from time to time delivered hereunder or in any written statement furnished by or on behalf of any Credit Party to Agent or any of the Lenders pursuant to the terms of this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which they were made. Parent Borrower has complied with all of its material reporting obligations under the Exchange Act, and all of Parent Borrower’s reports filed with the SEC under Exchange Act comply with all applicable provisions thereof and all applicable rules and regulations promulgated thereunder.

4.18.	EXISTING INDEBTEDNESS; LIENS

         (a)  Existing Indebtedness. As of the Effective Date, Schedule 4.18 sets forth a complete and correct list of all outstanding Indebtedness of Parent Borrower and its Subsidiaries. As of the Effective Date, neither Parent Borrower nor any of its Subsidiaries is in default, and as of such date no waiver of default is in effect, in the payment of any principal or interest on any Indebtedness of Parent Borrower or such Subsidiary and no event or condition exists with respect to any Indebtedness of Parent Borrower or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit and without giving effect to any waiver) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

         (b)  Liens. Except as disclosed in Schedule 4.18, as of the Effective Date, neither Parent Borrower nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 8.6.

4.19.	LOANS RANK PARI PASSU

The Indebtedness of each Borrower under the Loan Documents ranks at least pari passu in right of payment with all other unsecured Senior Indebtedness (actual or contingent) of such Borrower.

4.20.	GUARANTOR SUBSIDIARIES

The Domestic Subsidiaries that are not Guarantor Subsidiaries, do not individually or in the aggregate (considered as a single Subsidiary), constitute a Significant Subsidiary.

4.21.	BGS

As of the Effective Date, as of the most recent date on which financial statements were delivered pursuant to Sections 7.1(b) or 7.1(c), and as of the other dates and during the time periods that Schedule 4.21 is required to be revised in accordance with Section 7.2(c), Schedule 4.21 completely and accurately describes the assets and operations constituting the business segment known as “Bowne Global Solutions”.

5.	CONDITIONS TO FIRST LOANS

In addition to the conditions precedent set forth in Section 6, the obligation of each Lender to make Loans on the first Borrowing Date shall be subject to the fulfillment of the following conditions precedent:

5.1.	EVIDENCE OF ACTION

The Agent shall have received a certificate, dated the first Borrowing Date, of the Secretary of Parent Borrower and the Secretary or other analogous counterpart of each other Credit Party (a) attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary corporate, limited liability company, partnership or similar action (in form and substance satisfactory to the Agent) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (b) attaching a true and complete copy of its Organizational Documents, (c) setting forth the incumbency of its officer or officers or other authorized Persons who may sign the Loan Documents, including therein a signature specimen of such officer or officers or other authorized Persons and (d) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business, except, in the case of such other jurisdiction, when the failure to be in good standing in such jurisdiction would not have a Material Adverse Effect.

5.2.	ABSENCE OF LITIGATION

There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for in the Loan Documents and no action or proceeding by or before any Governmental Authority has been commenced and is pending or, to the knowledge of Parent Borrower, threatened, (a) seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith, or (b) in the good faith judgment of the Agent and the Lenders, that could reasonably be expected to have a Material Adverse Effect. The Agent shall have received a certificate, in all respects satisfactory to the Agent, of an executive officer of Parent Borrower to the foregoing effects.

5.3.	APPROVALS AND CONSENTS

All approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions which are not acceptable to the Agent and the Lenders) and shall be in full force and effect, and all required notices shall have been given and all required waiting periods shall have expired, and no law or regulation shall be applicable, in the good faith judgment of the Agent and the Lenders, that restrains, prevents or imposes materially adverse conditions with respect to the Loans or the Agent’s or Lenders’ rights and remedies under the Loan Documents. The Agent shall have received a certificate, in all respects satisfactory to the Agent, of an executive officer of Parent Borrower to the foregoing effect.

5.4.	OPINION OF COUNSEL TO CREDIT PARTIES

The Agent shall have received an opinion of (a) Simpson Thacher & Bartlett, counsel to the Credit Parties, dated the first Borrowing Date, substantially in the form of Exhibit L-1; and (b)

Philip E. Kucera, Esq., General Counsel of Parent Borrower, substantially in the form of Exhibit L-2.

5.5.	OPINION OF SPECIAL COUNSEL

The Agent shall have received an opinion of Special Counsel, dated the first Borrowing Date, substantially in the form of Exhibit M.

5.6.	FEES OF AGENT AND LENDERS

All fees payable to the Agent and to each Lender on or prior to the first Borrowing Date in connection with this Agreement as have been agreed to by Parent Borrower in writing shall have been paid.

5.7.	FEES AND EXPENSES OF SPECIAL COUNSEL

The reasonable fees and expenses of Special Counsel in connection with the preparation, negotiation and closing of the Loan Documents, to the extent invoiced in reasonable detail, shall have been paid.

5.8.	COUNTERPARTS TO AGREEMENT

The Agent shall have received counterparts to this Agreement duly executed and delivered by Parent Borrower and each of the Subsidiary Borrowers and Lenders.

5.9.	NOTES

The Agent shall have received the Notes, dated the Effective Date, and duly executed and delivered by each Borrower.

5.10.	EXISTING LOAN AGREEMENT

The Agent shall have received, in all respects satisfactory to it, a letter from the Administrative Agent under the Existing Loan Agreement to the effect that such agreement has been terminated and all amounts outstanding thereunder have been paid.

5.11.	COMPLIANCE CERTIFICATE

The Agent shall have received, in all respects satisfactory to it, a Compliance Certificate.

5.12.	GUARANTIES

The Agent shall have received a Guaranty, dated the Effective Date, duly executed and delivered by each Subsidiary such that, immediately thereafter the representation set forth in Section 4.20 will be true and correct.

5.13.	MATERIAL ADVERSE CHANGE IN FINANCIAL CONDITION

In the good faith judgment of the Agent and the Lenders, there shall have not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status (including, without limitation, any change in the corporate or other organizational structure and capitalization of Parent Borrower or any of its Subsidiaries) since December 31, 2001 that has had, or could reasonably be expected to result in, (a) a Material Adverse Effect; or (b) a material adverse effect on the business or financial prospects of Parent Borrower and its Subsidiaries, taken as a whole.

5.14.	PROCEEDINGS AND DOCUMENTS

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to Agent and its Special Counsel, and Agent and its Special Counsel shall have received all such counterpart originals or certified or other copies of such documents as Agent or such counsel may reasonably request.

5.15.	ADDITIONAL SUBSIDIARY INFORMATION

A certificate of a Financial Officer of Parent Borrower setting forth the information required under Section 7.1(h) for the fiscal year ended and as of December 31, 2001.

5.16.	NOTE PURCHASE AGREEMENT

Evidence satisfactory to the Agent that the Note Purchase Agreement has been amended to permit the provision of the Guaranty by the Subsidiary Guarantors.

6.	CONDITIONS OF LENDING — ALL LOANS

The obligation of each Lender to make any Loan on a Borrowing Date, and on each date that a Swingline Loan is requested to be funded, is subject to the satisfaction of the following conditions precedent as of the date of such Loan.

6.1.	COMPLIANCE

On each Borrowing Date or Swingline Loan proposed funding date, as the case may be, and after giving effect to the Loans to be made thereon (a) there shall exist no Default or Event of Default, (b) the representations and warranties made by each Credit Party, or by an officer (or other authorized Person) on its behalf, contained in the Loan Documents, or in any certificate, report, opinion or other document delivered pursuant or incident thereto, shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such date except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, and (c) if any Loan or Loans being so extended are being extended to a Subsidiary Borrower, then Parent Borrower shall deliver to the Agent, simultaneously with the delivery to the Agent of a Borrower Request with respect to such Loan or Loans, a certificate (in a form reasonably acceptable to Agent) of a Financial Officer of Parent Borrower demonstrating (to the reasonable satisfaction of Agent) compliance with Section 10.4 of the Note Purchase Agreement, or any successor provision relating to “Priority Indebtedness” (as defined in the Note Purchase Agreement) or any concept similar thereto after giving pro forma effect to the funding of such Loan or Loans, and agreeing that the representation included in such certificate will remain true on the date such Loan or Loans are funded. Each borrowing requested by the Parent Borrower (including, without limitation, each borrowing requested by the Parent Borrower on behalf of a Subsidiary Borrower) shall constitute a certification by Parent Borrower as of such Borrowing Date or Swingline Loan proposed funding date, as the case may be, that each of the foregoing matters is true and correct in all respects.

6.2.	BORROWING REQUEST

With respect to the Revolving Credit Loans to be made on each Borrowing Date, the Agent shall have received a Borrowing Request duly executed by the applicable Borrower or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Subsidiary Borrower.

6.3.	EXCHANGE LIMITATION

There exists no reason whatsoever, including, without limitation, by reason of the application of any so-called “currency exchange laws or regulations” which could reasonably be expected to interfere with any Borrower satisfying any of its obligations hereunder in full at such time as such obligations become due and payable pursuant to the terms hereof.

7.	AFFIRMATIVE COVENANTS

Parent Borrower agrees that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to any Lender or Agent, Parent Borrower shall:

7.1.	FINANCIAL STATEMENTS AND INFORMATION

Maintain a standard system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Agent and each Lender:

         (a)  Compliance Certificate. Simultaneously with the delivery of each set of financial statements pursuant to Section 7.1(b) and 7.1(c), a Compliance Certificate, as of the end of the fiscal period for which such financial statements are being provided, certified by a Financial Officer of Parent Borrower.

         (b)  Quarterly Statements. As soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters in each fiscal year of Parent Borrower, copies of:

(i)	a Consolidated balance sheet of Parent Borrower and its Subsidiaries as at the end of such quarter; and

(ii)	Consolidated statements of income, changes in stockholders’ equity and cash flows of Parent Borrower and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally together with a certificate of a Financial Officer of Parent Borrower stating that the financial statements described in clause (i) above and this clause (ii), fairly present, in all material respects, the Consolidated financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments.

provided that, so long as Parent Borrower has not made the election set forth in Section 8.9(c) in connection with a BGS Disposition, delivery within the time period specified above of copies of Parent Borrower’s Quarterly Report on Form 10-Q for such fiscal quarter prepared in compliance with the Exchange Act requirements therefor and filed with the SEC, together with the certificate from the Financial Officer described in clause (ii) above, shall be deemed to satisfy the financial statement delivery requirement set forth in clause (i) and (ii) above.

         (c)  Annual Statements. As soon as available, but in any event within 105 days after the end of each fiscal year of Parent Borrower, copies of:

(i)	a Consolidated balance sheet of Parent Borrower and its Subsidiaries, as at the end of such year, and

(ii)	Consolidated statements of income, changes in stockholders’ equity and cash flows of Parent Borrower and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, together with: (A) an unqualified opinion thereon of Accountants, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; and (B) a certificate of such Accountants stating that they have reviewed this Agreement and stating further that, in making their audit, they had not become aware of any condition or event that then constitutes a Default or an Event of Default with respect to Sections 8.1, 8.2, 8.3 and 8.4, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such Accountants shall not be liable directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such Accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit).

provided that, so long as Parent Borrower has not made the election set forth in Section 8.9(c) in connection with a BGS Disposition, delivery within the time period specified above of Parent Borrower’s Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements of the Exchange Act therefor and filed with the SEC, together with the certificate from such Accountants described in clause (ii)(B) above shall be deemed to satisfy the requirements of this Section 7.1(c).

         (d)  SEC and Other Reports. Simultaneously upon their becoming available, copies of (i) each financial statement, notice, proxy statement, regular, periodic or other report, registration statement (and each prospectus and all amendments thereto) other than registration statements on Form S-8, filed by Parent Borrower, or any Subsidiary with the SEC or other analogous foreign Governmental Authority, and (ii) all press releases and other statements, reports or notices published, transmitted to holders of publicly traded securities issued by a Credit Party or otherwise made generally available by Parent Borrower or any Subsidiary to the public.

         (e)  Projections; Annual Business Plans. As soon as available, but in any event within 105 days after the end of each fiscal year of Parent Borrower, copies of the projected Consolidated balance sheets and Consolidated statements of income, stockholders’ equity and cash flows, in each case of Parent Borrower and its Subsidiaries, for the next fiscal year of Parent Borrower, together with any business plan adopted by Parent Borrower or any Material Subsidiary (all prepared on the same basis in similar detail as that on which operating results are reported) and (in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance) and which will include a statement of all of the material assumptions on which such projections and plan are based.

         (f)  Management Letters. Copies within five Business Days of receipt thereof by Parent Borrower and any Subsidiary, of all management letters, exception reports or similar letters or reports received by Parent Borrower or any of its Subsidiaries from its Accountants.

         (g)  Notice of Shareholder and Analyst Conference Calls. Reasonable advance notice of all meetings (including, without limitation, Internet accessible meetings) and conference calls to which members of the public or shareholders of Parent Borrower or securities analysts are invited.

         (h)  Additional Subsidiary Information. As soon as available, but in any event within 105 days after the end of each fiscal year of Parent Borrower, a certificate of a Financial Officer of Parent Borrower setting forth (i) a list of the Material Subsidiaries within each reporting segment (as defined in GAAP) of Parent Borrower as of the end of such fiscal year; and (ii) a schedule of Consolidated income and Consolidated assets for and as of the end of such fiscal year attributable to each Domestic Subsidiary in sufficient detail to demonstrate compliance with Section 4.20.

7.2.	CERTIFICATES; OTHER INFORMATION

         (a)  Notice of Certain Events.

Furnish to the Agent, promptly and in any event within five days of a Responsible Officer becoming aware of the following, written notice of the following:

(i) if: (A) any Indebtedness of Parent Borrower or any of its Subsidiaries in an aggregate amount in excess of $5,000,000 is declared or shall become due and payable prior to its stated maturity, or any such Indebtedness or Contingent Obligation is called and not paid when due, (B) any event shall have occurred which, with or without the passage of time, the giving of notice, or both, would permit the holders of any notes (other than any Notes), certificate, security or other evidence of Indebtedness, or any obligees with respect to any other Indebtedness of Parent Borrower or any of its Subsidiaries or any beneficiaries of Contingent Obligations, to accelerate the maturity of such Indebtedness or cause any such amount of Contingent Obligations to become payable in an aggregate amount in excess of $5,000,000 or require any such amount of Indebtedness to be prepaid or repurchased prior to its stated maturity, or cause any such amount of Contingent Obligations to become payable regardless of whether any such default may have been waived or (C) there shall occur and be continuing a Default;

(ii) Prompt written notice of: (A) any citation, summons, subpoena, order to show cause or other document naming Parent Borrower or any of its Subsidiaries a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document; (B) any lapse or other termination of any license, permit, franchise or other authorization issued to Parent Borrower or any of its Subsidiaries by any Person or Governmental Authority which could reasonably be expected to have a Material Adverse Effect; and (C) any refusal by any Person or Governmental Authority to renew or extend any such material license, permit, franchise or other authorization, which refusal could reasonably be expected to have a Material Adverse Effect;

(iii) Parent Borrower, any of its Subsidiaries or any ERISA Affiliate knows, or has reason to know, of any of the following events which could reasonably be expected to have a Material Adverse Effect: (A) any Termination Event with respect to a Pension Plan has occurred or will occur, (B) any condition exists with respect to a Pension Plan which presents a material risk of termination of the Pension Plan, imposition of an excise tax, requirement to provide security to the Pension Plan or other liability of Parent Borrower, any of its Subsidiaries or any ERISA Affiliate, (C) Parent Borrower, any of its Subsidiaries or any ERISA Affiliate has applied for a waiver of the minimum funding standard under Section 412 of the Code with respect to a Pension Plan, (D) Parent Borrower, any of its Subsidiaries or any ERISA Affiliate has engaged in a Prohibited Transaction with respect to an Employee Benefit Plan, or (E) the assessment of a civil penalty under Section 502(c) of ERISA, together with a certificate of a Financial Officer of Parent Borrower setting forth the details of such event and the action which Parent Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto, together with a copy of all notices and filings with respect thereto;

(iv) Parent Borrower, any of its Subsidiaries or any ERISA Affiliate shall receive a demand letter from the PBGC notifying Parent Borrower, such Subsidiary or such ERISA Affiliate of any final decision finding liability which could reasonably be expected to have a Material Adverse Effect and the date by which such liability must be paid, together with a copy of such letter and a certificate of a Financial Officer of Parent Borrower setting forth the action which Parent Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto;

(v) Any default or event of default under any contractual obligation (unrelated to Indebtedness for which notice is required pursuant to Section 7.2(a)(i)) of Parent Borrower or any of its Subsidiaries, which if not cured would have a Material Adverse Effect; and

(vi) The occurrence of any other event having a Material Adverse Effect.

         (b)  Other Information. Furnish to the Agent or any Lender such other information as the Agent or any such Lender shall reasonably request from time to time.

         (c)  Schedules 4.1 and 4.21 Update. Together with each set of financial statements delivered pursuant to Section 7.1(b) and 7.1(c), provide to the Agent and each Lender: (a) a revised version of Schedule 4.1 so as to make the representations set forth in clauses (a), (b) and (c) of Section 4.1 accurate; and (b) a revised version of Schedule 4.21 so as to make the representation set forth in Section 4.21 accurate. Parent Borrower shall also promptly provide to Agent and each Lender a revised version of Schedule 4.21 at least ten (10) days prior to a BGS Disposition and, if earlier, on the date of any election pursuant to Section 8.9(c), which shall be revised as needed so that the representation contained in Section 4.21 is accurate at all times from the date such revised version of Schedule 4.21 is first required to be so delivered through the date of such BGS Disposition.

7.3.	LEGAL EXISTENCE

At all times preserve and keep in full force and effect its corporate existence, and subject to Sections 8.7 and 8.9, Parent Borrower will at all times preserve and keep in full force and effect the corporate or other organizational existence of each of its Subsidiaries and all rights, licenses, permits and authorizations and franchises of Parent Borrower and its Subsidiaries unless, the termination of or failure to preserve and keep in full force and effect such corporate or other organizational existence, right, license, permit, authorization or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

7.4.	TAXES

Will, and will cause each of its Subsidiaries to, file all Tax returns required to be filed in any jurisdiction and to pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes imposed on them or any of their Properties, income or franchises, to the extent such Taxes have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on Properties of Parent Borrower or any Subsidiary; provided that neither Parent Borrower nor any Subsidiary need pay any such Tax or claims or file any such Tax return if (a) in the case of the failure to pay any such Tax, the amount, applicability or validity of such Tax is contested by Parent Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and Parent Borrower or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of Parent Borrower or such Subsidiary or (b) in the case of the failure to pay Taxes or file a Tax return, the nonpayment of all such Taxes in the aggregate or the failure to file such Tax return could not reasonably be expected to have a Material Adverse Effect.

7.5.	INSURANCE

Maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, or pursuant to self-insurance (if adequate reserves are maintained with respect thereto) insurance on all its Property and businesses in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established reputations engaged in the same or a similar business; and furnish to the Agent, upon written request, full information as to the insurance carried.

7.6.	CONDITION OF PROPERTY

At all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each of its Subsidiaries so to do, all Property necessary to the operation of Parent Borrower’s or such Subsidiary’s business, except where the failure so to do could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.7.	OBSERVANCE OF LEGAL REQUIREMENTS

Observe and comply in all respects, and cause each of its Subsidiaries so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, a violation of which could reasonably be expected, individually or in the aggregate with other violations, to have a Material Adverse Effect.

7.8.	INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS

At all reasonable times, upon reasonable prior notice (delivered as provided in Section 12.2), permit representatives of the Agent and each Lender to visit the offices of Parent Borrower and each of its Subsidiaries, to examine the books and records thereof and Accountants’ financial reports relating thereto, and to make copies or extracts therefrom, to discuss the affairs of Parent Borrower and each such Subsidiary with the respective officers thereof and with the Accountants, and to examine and inspect the Property of Parent Borrower and each such Subsidiary.

7.9.	NATURE OF BUSINESS

Continue, and cause each of its Subsidiaries to continue to engage in the same lines of business as conducted by Parent Borrower and its Subsidiaries on the Effective Date and not engage or permit any of its Subsidiaries to engage, in any other lines of business if, as a result, the general nature of the business of Parent Borrower and its Subsidiaries, taken as a whole would change in any material way from that conducted on the Effective Date.

7.10.	NOTES TO RANK PARI PASSU.

Maintain, and cause each of the Subsidiary Borrowers to maintain, at all times, the rank of such Borrower’s obligations under the Loan Documents as at least pari passu in right of payment with all other present and future unsecured Senior Indebtedness (actual or contingent) of such Borrower which is not expressed to be subordinate or junior in rank to any other unsecured Senior Indebtedness of such Borrower.

7.11.	ADDITIONAL GUARANTORS

Immediately cause, if at any time the Domestic Subsidiaries of Parent Borrower that are not Guarantor Subsidiaries shall in the aggregate (considered as a single subsidiary) constitute a Significant Subsidiary, such number of Domestic Subsidiaries, that are not then Guarantor Subsidiaries, to become Guarantor Subsidiaries such that the Domestic Subsidiaries that are not Guarantor Subsidiaries will not, in the aggregate, constitute a Significant Subsidiary. Each Domestic Subsidiary becoming a Guarantor Subsidiary shall, execute and deliver to the Agent a Guaranty, which shall be accompanied by such resolutions, incumbency certificates, and legal opinions as are reasonably required by the Agent.

8.	NEGATIVE COVENANTS

Parent Borrower agrees that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to any Lender or Agent, Parent Borrower shall not, directly or indirectly:

8.1.	CONSOLIDATED SHAREHOLDERS’ EQUITY

Permit its Consolidated Shareholders’ Equity at any time to be an amount less than the sum of (a) $250,000,000 plus (b) an aggregate amount equal to 25% of Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal quarter commencing with the fiscal quarter ending March 31, 2002.

8.2.	FIXED CHARGE COVERAGE RATIO

Permit as at the end of each fiscal quarter the ratio of (a) Consolidated EBITDAR for the four immediately preceding fiscal quarters (taken as a single accounting period) to (b) Consolidated Fixed Charges for such fiscal period to be less than 2.0 to 1.0; provided, however, that, notwithstanding the foregoing, for the four fiscal quarter periods ended March 31, 2002 and ending June 30, 2002 such ratio shall not be less than 1.85 to 1.00.

8.3.	LEVERAGE RATIO

Permit the Leverage Ratio at any time to be more than 2.75 to 1.0; provided, however, if Subordinated Indebtedness is then outstanding, permit the Senior Leverage Ratio to be more than 2.5 to 1 or the Leverage Ratio to be more than 3.25 to 1.

8.4.	RATIO OF INDEBTEDNESS TO CAPITALIZATION

Permit the ratio of Consolidated Indebtedness to Consolidated Total Capitalization at any time to be greater than 0.55 to 1.00.

8.5.	INDEBTEDNESS

Create, incur, assume or suffer to exist any liability for Indebtedness, or permit any of its Subsidiaries so to do, except:

(a)	Indebtedness due under the Loan Documents;

(b)	Indebtedness existing on the Effective Date as set forth on Schedule 4.18 (other than the Indebtedness under the Existing Loan Agreement which is to be repaid on the Effective Date), together with any refinancings thereof which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend same) and which are otherwise on terms and conditions no less favorable to Parent Borrower or its Subsidiaries than the terms of the Indebtedness being refinanced;

(c)	Inter-Company Indebtedness that is incurred within the limitations contained in Section 8.10(c);

(d)	Subordinated Indebtedness not to exceed $100,000,000 outstanding at any one time;

(e)	A guaranty or guaranties by Subsidiaries of the Indebtedness issued pursuant to, and arising under, the Note Purchase Agreement and which is described in and subject to the Intercreditor Agreement; and

(f)	Other Indebtedness, provided that, (i) no Default or Event of Default would exist as a result of the incurrence thereof, (ii) the Lien, if any, securing such

Indebtedness is permitted by Section 8.6 and (iii) the aggregate amount of Indebtedness permitted under this Section 8.5(f) shall not exceed $50,000,000 outstanding at any one time.

8.6.	LIENS

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or permit any of its Subsidiaries so to do, except:

(a)	Liens for Taxes in the ordinary course of business which, in the case of Liens which are material, are not delinquent or which are being contested in accordance with Section 7.4, provided that enforcement of such Liens is stayed pending such contest;

(b)	Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (but not ERISA);

(c)	deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of Indebtedness of the type described in clauses (a) through (e) of the definition thereof), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(d)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Parent Borrower or such Subsidiary, as the case may be;

(e)	Liens arising by operation of law such as statutory liens in favor of lessors and mechanics’, materialmen’s, carriers’ and warehousemen’s liens incurred in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted by Parent Borrower or the applicable Subsidiary, as the case may be, and provided that such reserve or other appropriate provision as shall be reasonably required by the Accountants in accordance with GAAP shall have been made therefor, and provided further that enforcement of such Liens is stayed pending such contest;

(f)	Liens arising out of judgments or decrees which are being contested in good faith and by appropriate proceedings diligently conducted by Parent Borrower or the applicable Subsidiary, as the case may be, and provided that such reserve or other appropriate provision as shall be reasonably required by the Accountants in accordance with GAAP shall have been made therefor, and provided further that enforcement of such Liens is stayed pending such contest;

(g)	Liens under Capital Leases and Liens on Property (including, in the event such Property constitutes Capital Stock of a newly acquired Subsidiary, Liens on the

Property of such Subsidiary) either existing on such Property when acquired, or created substantially contemporaneously with such acquisition to secure the payment or financing of the purchase price thereof, provided that (i) such Liens attach only to the Property so purchased or acquired, (ii) on the later of the Effective Date or at the time of acquisition or purchase of such Property, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such Property, whether or not assumed by Parent Borrower or a Subsidiary, shall not exceed an amount equal to one hundred percent (100%) of the lesser of the total purchase price or fair market value of such Property, (iii) with respect to such Liens on Property acquired after the Effective Date, at the time of creation, issuance, assumption, guarantee or incurrence of the Indebtedness secured by such Liens and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist, and (iv) the Indebtedness secured by such Liens is permitted under Section 8.5;

(h)	Liens on Property of Parent Borrower and its Subsidiaries existing on the Effective Date as set forth on Schedule 8.6, as renewed from time to time, but not any increases in the amounts secured thereby or extensions thereof to additional Property; and

(i)	other Liens on Property of Parent Borrower and its Subsidiaries securing Indebtedness provided such Indebtedness is permitted under Section 8.5, and provided that such Liens are not on inventory or accounts receivable.

8.7.	CONSOLIDATIONS AND MERGERS

Consolidate or merge into or with any Person, or enter into any binding agreement to do so or permit any of its Subsidiaries to consolidate or merge into or with any Person or enter into any binding agreement to do so which is not contingent on obtaining the consent of the Required Lenders, except:

(a)	Parent Borrower may merge or be consolidated with any Person so long as Parent Borrower is the continuing or surviving corporation; and

(b)	A Subsidiary of Borrower may merge or be consolidated with any Person so long as the continuing or surviving Person is a Subsidiary of Parent Borrower (except to the extent such merger or consolidation is with Parent Borrower, in which event Parent Borrower shall be the continuing or surviving corporation);

provided, that such merger or consolidation may not be effected unless: (i) if such merger or consolidation would constitute an Acquisition, it would comply with the requirements of Section 8.8; (ii) after giving effect thereto, no Default or Event of Default would exist; (iii) if a Guarantor Subsidiary is merging or consolidating with another Subsidiary, the surviving Person is a Guarantor Subsidiary; (iv) if a Subsidiary Borrower is merging or consolidating with another Subsidiary, (A) (x) such Subsidiary Borrower is the survivor thereof or (y) immediately after giving effect thereto, the Subsidiary Borrower Obligations of such Subsidiary Borrower shall have been paid in full, or (B) (x) such other Subsidiary shall also be a Subsidiary Borrower, (y)

such other Subsidiary Borrower shall be organized under the laws of, and have its principal office in, the same national jurisdiction as such Subsidiary Borrower and (z) such other Subsidiary Borrower shall have assumed in a manner in all respects reasonably satisfactory to the Agent all of the obligations and liabilities of such Subsidiary Borrower under the Loan Documents, in each case whether fixed, contingent, then existing or thereafter arising, created, assumed, incurred or acquired; and (v) if a Domestic Subsidiary is merging or consolidating with another Subsidiary that is not a Domestic Subsidiary, the surviving Person is a Domestic Subsidiary, or if the surviving Person is not a Domestic Subsidiary, then after giving effect to the proposed merger or consolidation, that portion of the Consolidated Shareholders’ Equity and that portion of the Consolidated Net Income attributable to the Domestic Subsidiaries that were parties to such a merger or consolidation during the same fiscal year shall not exceed more than 5% of either the Consolidated Shareholders’ Equity or Consolidated Net Income, respectively, all as determined in accordance with the most recent annual financial statements delivered pursuant to Section 7.1(c) preceding the proposed merger or consolidation. Additionally, Parent Borrower may permit one or more of its Subsidiaries to merge or consolidate with another Person if, and to the extent (x) such consolidation or merger would constitute a Disposition permitted under Section 8.9, and (y) the conditions set forth in items (ii) through (v) of this paragraph are satisfied.

8.8.	ACQUISITIONS

Make any Acquisition, or enter into any binding agreement to make any Acquisition which is not contingent on obtaining the consent of the Required Lenders, or permit any of its Subsidiaries so to do, except:

(a)	Acquisitions by Parent Borrower or any of its Subsidiaries of Investments permitted by Section 8.10; and

(b)	An Acquisition of one or more Operating Entities (including, without limitation, Acquisitions of Capital Stock of an Operating Entity or as a result of a merger or consolidation with an Operating Entity which is not Parent Borrower or a Subsidiary of Parent Borrower), provided that (i) such Operating Entity is in the same line or lines of business as Parent Borrower and its Subsidiaries, (ii) Parent Borrower has provided evidence satisfactory to the Agent that after giving effect to such Acquisition no Default or Event of Default would exist, (iii) such Acquisition does not involve a “hostile” transaction, and (iv) the aggregate consideration paid by Parent Borrower and its Subsidiaries for such Acquisition, including, assumption of Indebtedness and the transfer of Property (other than the Capital Stock of Parent Borrower) does not exceed $100,000,000.

8.9.	DISPOSITIONS

Make any Disposition, or permit any of its Subsidiaries so to do, except:

(a)	Inter-Company Dispositions, provided that no Disposition by a Domestic Subsidiary shall be permitted to a Subsidiary that is not a Domestic Subsidiary, if, after giving effect to such Disposition, the aggregate net book value of Property which is the subject of such Dispositions during any fiscal year would exceed 5% of Consolidated Shareholders’ Equity, all as determined in accordance with the most recent annual financial statements delivered pursuant to Section 7.1(c) preceding the proposed Disposition;

(b)	Dispositions of Property other than Inter-Company Dispositions provided that (i) such Disposition will not have a Material Adverse Effect, (ii) after giving effect to such Disposition no Default or Event of Default would exist, and (iii) after giving effect to such Disposition, the aggregate net book value of Property which is the subject of Dispositions during any fiscal year, less capital expenditures made during such fiscal year by Parent Borrower and its Subsidiaries for tangible operating assets to be used in the business of Parent Borrower and its Subsidiaries does not exceed $25,000,000; and

(c)	A BGS Disposition. If Parent Borrower delivers to the Agent on or before ten days prior to the consummation of a BGS Disposition, an irrevocable election to have one or more of the Subsidiaries of Parent Borrower included within BGS and no other business segments of Parent Borrower and its Subsidiaries on a Consolidated basis (collectively, the “BGS Entities”) considered as an unrestricted Subsidiary then, upon consummation of the BGS Disposition, (i) the selected BGS Entities shall not be considered Subsidiaries of Parent Borrower for purposes of Sections 4, 7, 8, and 9 of this Agreement, (ii) without limiting the generality of the foregoing, the financial statements of the selected BGS Entities and investments in the selected BGS Entities by Parent Borrower and Parent Borrower’s other Subsidiaries, shall be excluded from the Consolidated financial statements delivered thereafter under Section 7.1 of this Agreement, and from the computations of the financial covenants set forth in Sections 8.1, 8.2, 8.3 and 8.4 of this Agreement (to the extent the selected BGS Entities would otherwise have remained Consolidated with Parent Borrower upon consummation of a BGS Disposition), and (iv) the selected BGS Entities shall be released from its obligations, if any, under the Guaranty.

8.10.	INVESTMENTS

At any time on or after the date hereof, purchase or otherwise acquire or invest in the Capital Stock of, or any other interest in, any Person, or make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment, whether by way of capital contribution, time deposit or otherwise, in or with any Person (all of which are sometimes referred to herein as “Investments”), or permit any of its Subsidiaries so to do, except:

(a)	Investments in direct obligations of Governmental Authorities and financial institutions organized under the laws of the United States or a state thereof and having capital, surplus and undivided profits of at least $100,000,000;

(b)	Extensions of trade credit in the ordinary course of business;

(c)	Investments in Parent Borrower or Subsidiaries of Parent Borrower (including entities which as a result of an Acquisition, consolidation or merger permitted hereunder, become a Subsidiary); provided, that, immediately after giving effect to such Investment, the aggregate outstanding principal balance at such time of all such Investments constituting debt Investments in Subsidiaries that are not Domestic Subsidiaries, plus the aggregate consideration paid for such Investments constituting equity Investments in Subsidiaries that are not Domestic Subsidiaries, shall not at any time exceed an amount equal to (i) $35,000,000, plus (ii) gains on such Investments realized under GAAP after the Effective Date, minus (iii) losses on such Investments realized under GAAP after the Effective Date; and

(d)	Any other Investment that, immediately after giving effect to such Investment, the aggregate outstanding principal balance at such time of all such Investments constituting debt Investments, plus the aggregate consideration paid for such Investments constituting outstanding equity Investments, shall not at any time exceed an amount equal to (i) $25,000,000, plus (ii) gains on such Investments realized under GAAP after the Effective Date, minus (iii) losses on such Investments realized under GAAP after the Effective Date.

8.11.	TRANSACTIONS WITH AFFILIATES

Enter, or permit any Subsidiary to enter, into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in a manner consistent with the general nature of Parent Borrower’s or such Subsidiary’s business, and (c) upon fair and reasonable terms no less favorable to Parent Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate.

8.12.	LIMITATION ON NEGATIVE PLEDGE CLAUSES

From and after the Effective Date enter into, or permit any Subsidiary to enter into, any agreement with any Person other than the Lenders pursuant to the Loan Documents which prohibits or limits the ability of Parent Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Properties, assets or revenues, whether now owned or hereafter acquired; provided, that Parent Borrower or its Subsidiaries may enter into such an agreement in connection with any Lien permitted by this Agreement, when such prohibition or limitation is by its terms effective only against the Property subject to such Lien.

8.13.	RESTRICTED DISTRIBUTIONS

Make or permit any of its Subsidiaries to make any Restricted Distribution.

8.14.	RESTRICTIONS AFFECTING SUBSIDIARIES

Enter into or suffer to exist, any agreement with any Person, other the Loan Documents, which prohibits or limits the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness to Parent Borrower or any Subsidiary, (b) make loans or advances to Parent Borrower or any Subsidiary, or (c) transfer any of its Property to Parent Borrower or any Subsidiary.

8.15.	CONTINGENT OBLIGATIONS

Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Contingent Obligation except: (a) the Guaranty; (b) Contingent Obligations made in the ordinary course of business by Parent Borrower or any of its Subsidiaries with respect to obligations of Parent Borrower or any of its Subsidiaries, provided such obligations of Parent Borrower or its Subsidiaries are otherwise permitted under this Agreement; and (c) Contingent Obligations with respect to or constituting Indebtedness permitted pursuant to Section 8.5 hereof.

8.16.	PAYMENTS AND PREPAYMENTS OF SUBORDINATED INDEBTEDNESS

Purchase, redeem, retire or otherwise acquire for value, other than by issuance of shares of Capital Stock of a Credit Party, or set apart any money for a sinking, defeasance or other analogous fund (or permit any Subsidiary to do any of the foregoing) for the purchase, redemption, retirement or other acquisition of, or make (or permit any Subsidiary to make) any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness except for regularly scheduled payments of principal and interest in respect thereof required pursuant to the instruments evidencing such Subordinated Indebtedness to the extent expressly approved by the Required Lenders.

9.	DEFAULT

9.1.	EVENTS OF DEFAULT

The following shall each constitute an “Event of Default” hereunder:

         (a)  Failure to Pay Principal. Any payment of principal with respect to any Loan shall not be made on the date when due and payable (whether upon demand, at maturity, by reason of acceleration or otherwise);

         (b)  Failure to Pay Interest, Fees and Other Amounts. Any payment of interest, fees, expenses or other amounts payable under any Loan Document or otherwise to Agent with respect to the loan facility established hereunder shall not be made within three Business Days of the date when due and payable;

         (c)  Failure to Perform Certain Covenants. The failure of any Borrower to observe or perform any covenant or agreement contained in Section 2.8, 7.2(a)(i)(C), 7.3 or Section 8 or the breach of any representation, certification or agreement contained in a certificate delivered pursuant to clause (c) of Section 6.1;

         (d)  Other Covenants. The failure of any Credit Party to observe or perform any other term, covenant, or agreement contained in any Loan Document (other than as provided in Sections 9.1(a), (b), (c) or (e)) and such failure shall have continued unremedied, and, if remediable such failure shall have continued for a period of 30 days after the Agent or any Lender has notified Parent Borrower in writing thereof;

         (e)  Misrepresentations. Any representation or warranty made by any Credit Party (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made;

         (f)  Cross-Default. Indebtedness or any Contingent Obligation of Parent Borrower (other than Indebtedness under the Loan Documents) or any of its Subsidiaries, in an aggregate amount in excess of $10,000,000 shall not be paid when due or within any grace period for the payment thereof; or Parent Borrower or any of its Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist with respect to any such Indebtedness, the effect of which default with respect to any such Indebtedness or Contingent Obligation or other event or condition with respect to Indebtedness is (with or without the passage of time, the giving of notice, or both, and without giving effect to any waiver or amendment with respect thereto) to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to become due prior to its stated maturity or to require such Indebtedness to be purchased or repaid before its regular maturity or before its regularly scheduled dates of payment or to cause such Contingent Obligation to become payable;

         (g)  Insolvency. Any Credit Party or Material Subsidiary shall (i) suspend or discontinue its business (except as may otherwise be permitted hereunder), (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, domestic or foreign, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee (or other officer with similar powers) with respect to it or any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of such Credit Party or Material Subsidiary (except as may otherwise be permitted hereunder);

         (h)  Involuntary Proceedings. An order for relief is entered under the bankruptcy or insolvency laws of any jurisdiction (domestic or foreign) or any other decree or order is entered by a court having jurisdiction (domestic or foreign) (i) adjudging any Credit Party or Material Subsidiary bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of any Credit Party or Material Subsidiary under the bankruptcy or insolvency laws of any jurisdiction, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Credit Party or Material Subsidiary or of any substantial part of the Property of any Credit Party or Material Subsidiary, or (iv) ordering the winding up or liquidation of the affairs of any Credit Party or Material Subsidiary, and any such decree or order continues unstayed and in effect for a period of 60 days;

         (i)  Judgments. Judgments or decrees against Parent Borrower or any of its Subsidiaries (excluding for purposes of such determination such amount of any insurance proceeds paid to or on behalf of Parent Borrower or any of its Subsidiaries in respect of such judgment or judgments or unconditionally acknowledged in writing to be payable by the insurance carrier that issued the related insurance policy) aggregating in excess of $10,000,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days;

         (j)  Enforceability of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect, or any Credit Party shall so assert in writing or shall disavow any of its obligations thereunder;

         (k)  ERISA. Any Termination Event shall occur; (ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Pension Plan; (iii) any Person shall engage in any Prohibited Transaction involving any Employee Benefit Plan; (iv) Parent Borrower, any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan under Title IV of ERISA; or (v) any other event or condition shall occur or exist with respect to an Employee Benefit Plan, which, in the case of clauses (i) through (v) of this Section 9.1(k), would, individually or in the aggregate, have a Material Adverse Effect; or

         (l)  Change of Control. The occurrence of a Change of Control.

9.2.	CONTRACT REMEDIES

         (a)  Termination of Commitment; Acceleration. Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof,

(i) if such event is an Event of Default specified in Section 9.1(g) or 9.1(h) above with respect to any Domestic Borrower, the Commitments of all of the Lenders and the Swingline Commitment of the Swingline Lender, shall immediately and automatically terminate and the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and the Agent may, and, upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents,

(ii) if such event is an Event of Default specified in Section 9.1(g) or 9.1(h) above with respect to any other Borrower, the Commitments of all of the Lenders with respect to Loans to be made to such Borrower shall immediately and automatically terminate and the Subsidiary Borrower Obligations of such Borrower shall immediately become due and payable, and, in each case, the Agent may, and, upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents, and

(iii) if such event is any other Event of Default (or an Event of Default specified in Section 9.1(g) or 9.1(h) with respect to a Borrower other than a Domestic Borrower), any or all of the following actions may be taken: (A) with the consent of the Required Lenders, the Agent may, and upon the direction of the Required Lenders shall, by notice to Parent Borrower, declare the Commitments and the Swingline Commitment terminated forthwith, whereupon such Commitments shall immediately terminate, and (B) with the consent of the Required Lenders, the Agent may, and upon the direction of the Required Lenders shall, by notice of default to Parent Borrower, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and the Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents.

Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Each Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

         (b)  Application of Proceeds. In the event that any Commitments shall have been terminated, or any Loans, any accrued and unpaid interest thereon or any other amounts owing under the Loan Documents shall have been declared due and payable, in each case pursuant to the provisions of this Section any funds received by the Agent and the Lenders from or on behalf of Parent Borrower (including, without limitation, from any Credit Party, other than a Subsidiary Borrower that is not also a Guarantor Subsidiary) shall be applied by the Agent and the Lenders in liquidation of the Loans and the other Obligations in the following manner and order: (i) to the payment of interest on, and then the principal portion of, any Loans which the Agent, in its capacity as Agent, may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or Parent Borrower; (ii) to the payment of any fees or expenses due Agent from Parent Borrower, (iii) to reimburse the Agent, the Lenders and the Swingline Lender for any expenses (to the extent not paid pursuant to clause (ii) above) due from Parent Borrower pursuant to the provisions of Section 12.5; (iv) to the payment of accrued Facility Fees and all other fees, expenses and amounts due under the Loan Documents (other than principal and interest on the Loans); (v) to the payment of interest on Swingline Loans; (vi) to the payment, pro rata according to the outstanding principal amount of the Loans (other than Swingline Loans), of interest due on such Loans of each Lender; (vii) to the payment of principal of Swingline Loans; (viii) to the payment, pro rata according to the outstanding principal amount of the Loans (other than Swingline Loans), of principal outstanding on such the Loans; and (ix) to the payment of any other amounts owing to the Agent and the Lenders under any Loan Document. Any funds received by the Agent and the Lenders from a Credit Party that is a Subsidiary Borrower but not a Guarantor Subsidiary shall be applied by the Agent and the Lenders in liquidation of the Obligations of such Subsidiary Borrower in the same order as the immediately preceding clauses (i) through (ix), to the extent applicable.

10.	THE AGENT

10.1.	APPOINTMENT

Each Lender hereby irrevocably designates, appoints and authorizes Agent to take such action as contractual representative on such Lender’s behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities except those expressly set forth herein or in the Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against Agent.

10.2.	DELEGATION OF DUTIES

The Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon and shall be fully protected in, and shall not be under any liability for, relying upon, the advice of counsel concerning all matters pertaining to such duties.

10.3.	EXCULPATORY PROVISIONS

Neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of any Credit Party or any other Person to perform its obligations thereunder. Agent shall be under no obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan

Documents, or to inspect the Property, books or records of Parent Borrower or any of its Subsidiaries. The Lenders acknowledge that Agent shall not be under any duty to take any discretionary action permitted under the Loan Documents unless Agent shall be instructed in writing to do so by the Required Lenders and such instructions shall be binding on all Lenders; provided, however, that Agent shall not be required to take any action which exposes it to personal liability or is contrary to law or any provision of the Loan Documents. Agent shall have no liability or responsibility whatsoever, as Agent, to any Credit Party or any other Person as a consequence of any failure or delay in performance, or any breach, by any Lender of any of its obligations under any of the Loan Documents.

10.4.	RELIANCE BY THE AGENT

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by a proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such Agent. Agent may treat each Lender or the Person designated in the last notice filed with the Agent under this Section, as the holder of all of the interests of such Lender in its Loans, until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Agent and otherwise in accordance herewith, shall have been filed with the Agent. Agent shall be under no duty to examine or pass upon the validity, effectiveness, enforceability or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request or direction of the Required Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5.	NOTICE OF DEFAULT

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless Agent has received written notice thereof from a Lender or Parent Borrower describing with reasonable specificity such Default and stating that such notice is a “notice of default.” In the event that Agent receives such a notice, Agent shall promptly give notice thereof to each Lender and Parent Borrower. Subject to the terms and conditions contained herein, Agent shall take such action with respect to such Default as shall be directed by the Required Lenders, provided, however, that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem to be in the best interests of the Lenders.

10.6.   NON-RELIANCE ON THE AGENTS AND OTHER LENDERS

Each Lender expressly acknowledges that neither Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by Agent hereinafter, including any review of the affairs of Parent Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any Lender, and based on such documents and information as it has deemed appropriate made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of each Credit Party and the value and Lien status of any collateral security and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under any Loan Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of each Credit Party and the value and Lien status of any collateral security. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of any Credit Party which at any time may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates. Each Lender acknowledges that the Agent“s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

10.7.   INDEMNIFICATION

Each Lender agrees to indemnify and hold harmless Agent in its capacity as such (to the extent not promptly reimbursed by Parent Borrower and without limiting the obligation of Parent Borrower to do so), pro rata according to (a) at any time prior to the Commitment Termination Date, its Commitment Percentage, and (b) at all other times, (i) if no Loan is outstanding, its Commitment Percentage, and (ii) if any Loan is outstanding, the percentage equal to the fraction, the numerator of which is the outstanding principal amount of the Loans of such Lender (determined, in the case of each Alternate Currency Loan, on the basis of the Currency Equivalent in Dollars thereof), and the denominator of which is the Aggregate Credit Exposure, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever, including any amounts paid to the Lenders (through Agent) by any Credit Party pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must otherwise be restored or returned) which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable to Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting primarily from the finally adjudicated gross negligence or willful misconduct of the Agent. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its pro rata share (calculated as set forth in the first sentence of this Section) of any costs and expenses (including reasonable fees and expenses of counsel) payable by any Borrower under Section 12.5, to the extent that Agent has not been reimbursed for such costs and expenses by a Credit Party, provided, however, that, in the event of such reimbursement by such Credit Party, Agent shall promptly remit to each Lender which shall have reimbursed Agent for such costs and expenses under this Section 10.7 its pro rata share (according to the amount of such reimbursement by such Lender) of the amount of such reimbursement by any Credit Party. The failure of any Lender to reimburse Agent promptly upon demand for its pro rata share (as so calculated) of any amount required to be paid by the Lenders to such Agent as provided in this Section shall not relieve any other Lender of its obligation hereunder to reimburse Agent for its pro rata share (as so calculated) of such amount, but no Lender shall be responsible for the failure of another Lender to reimburse the Agent for such other Lender’s pro rata share (as so calculated) of such amount. The agreements in this Section shall survive the termination of the Commitments of all of the Lenders and the payment of all amounts payable under the Loan Documents.

10.8.   LENDERS IN THEIR RESPECTIVE INDIVIDUAL CAPACITIES

Fleet and each Lender and the respective affiliates thereof may make secured or unsecured loans to, accept deposits from, issue letters of credit for the account of, act as trustee under indentures of, and generally engage in any kind of business with, Parent Borrower and its Subsidiaries as though Fleet was not the Agent hereunder, and each Lender was not a Lender hereunder. With respect to the Commitments made or renewed by Fleet and the Loans made it, it shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall in each case include Fleet. Further, the Agent and any of its affiliates may accept fees and other consideration from Parent Borrower and its Subsidiaries for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders.

10.9.   SUCCESSOR AGENTS

If at any time Agent deems it advisable, in its sole discretion, it may submit to each of the Lenders a written notification of its resignation as such Agent under this Agreement, such resignation to be effective on the earlier to occur of (i) the thirtieth day after the date of such notice, and (ii) the date upon which any successor to such Agent, in accordance with the provisions of this Section 10.9, shall have accepted in writing its appointment as such successor Agent. Upon any such resignation, the Required Lenders shall have the right, with the consent of Parent Borrower, which consent shall not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default, to appoint from among the Lenders a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, with the consent of Parent Borrower, which consent shall not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default, on behalf of the Lenders, appoint a successor Agent therefor. Upon the written acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall automatically become a party to this Agreement and shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent’s rights, powers, privileges and duties as an Agent under this Agreement shall be terminated. Parent Borrower and the Lenders shall execute such documents as shall be necessary to effect such appointment. After any retiring Agent’s resignation as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If at any time there shall not be a duly appointed and acting Agent, upon notice duly given, each Borrower agrees to make each payment when due hereunder and the other Loan Documents directly to the Lenders entitled thereto during such time. Any such successor Agent shall be a commercial bank organized under the laws of the United States or of any State thereof.

10.10.   TITLED AGENTS

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles of Arranger, Syndication Agent and Documentation Agent are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, or any Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

11.   GUARANTY OF THE PARENT BORROWER

In order to induce the Agent and the Lenders to enter into this Agreement, and the Lenders to make the Loans, Parent Borrower hereby agrees as follows:

11.1.   GUARANTY

Parent Borrower hereby absolutely, irrevocably and unconditionally guarantees the full and prompt payment when due in the applicable Currency, whether at stated maturity, by acceleration, by mandatory prepayment, by notice of intention to prepay or otherwise, of all of the obligations and liabilities of each Subsidiary Borrower under the Loan Documents, in each case whether fixed, contingent, now existing or hereafter arising, created or assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under Sections 9.1(g) or (h), including any obligation or liability in respect of any breach of any representation or warranty, and all post-petition interest, funding losses and make-whole premiums, whether or not allowed as a claim in any proceeding arising in connection with any Event of Default under Sections 9.1(g) or (h) (collectively, the “Borrower Obligations”). This Section 11 constitutes a guaranty of payment, and neither the Agent nor any of the Lenders shall have any obligation to enforce any Loan Document or exercise any right or remedy with respect to any collateral security thereunder by any action, including making or perfecting any claim against any Person or any collateral security for any of the Borrower Obligations prior to being entitled to the benefits of this Section 11. The Agent may, at its option, proceed against the Parent Borrower, in the first instance, to enforce any of the obligations and liabilities of the Parent Borrower under this Section 11, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired (collectively, the “Parent Guarantor Obligations”) without first proceeding against any Subsidiary Borrower or any other Person, and without first resorting to any other rights or remedies, as the Agent may deem advisable. In furtherance hereof, if the Agent or any Lender is prevented by law from collecting or otherwise hindered from collecting or otherwise enforcing any Obligation in accordance with its terms, the Agent or such Lender, as the case may be, shall be entitled to receive hereunder from the Parent Borrower after demand therefor, the sums which would have been otherwise due had such collection or enforcement not been prevented or hindered.

11.2.   ABSOLUTE OBLIGATION

Subject to Section 11.4, Parent Borrower shall not be released from liability hereunder unless and until the Commitment Termination Date shall have occurred and either (a) each Subsidiary Borrower shall have paid in full the outstanding principal amount of the Loans made to it, together with all accrued interest thereon and all other sums then due and owing by it under the Loan Documents, or (b) the Parent Guarantor Obligations shall have been paid in full. The Parent Borrower acknowledges and agrees that (i) neither the Agent nor any of the Lenders has made any representation or warranty to the Parent Borrower with respect to any Subsidiary Borrower, the other Subsidiaries of the Parent Borrower, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any other matter whatsoever, and (ii) the Parent Borrower shall be liable hereunder, and such liability shall not be affected or impaired, irrespective of (A) the validity or enforceability of any Loan Document or any agreement, instrument or document executed or delivered in connection therewith, or the collectability of any of the Borrower Obligations, (B) the preference or priority ranking with respect to any of the Borrower Obligations, (C) the existence, validity, enforceability or perfection of any security interest or collateral security under any Loan Document or the release, exchange, substitution or loss or impairment of any such security interest or collateral security, (D) any failure, delay, neglect or omission by the Agent or any Lender to realize upon or protect any direct or indirect collateral security, indebtedness, liability or obligation, any Loan Document or any agreement, instrument or document executed or delivered in connection therewith, or any of the Borrower Obligations, (E) the existence or exercise of any right of set-off by the Agent or any Lender, (F) the existence, validity or enforceability of any other guaranty with respect to any of the Borrower Obligations, the liability of any other Person in respect of any of the Borrower Obligations, or the release of any such Person or any other guarantor of any of the Borrower Obligations, (G) any act or omission of the Agent or any Lender in connection with the administration of any Loan Document or any of the Borrower Obligations, (H) the bankruptcy, insolvency, reorganization or receivership of, or any other proceeding for the relief of debtors commenced by or against, any Person, (I) the disaffirmance or rejection, or the purported disaffirmance or purported rejection, of any of the Borrower Obligations, any Loan Document or any agreement, instrument or document executed or delivered in connection therewith, in any bankruptcy, insolvency, reorganization or receivership, or any other proceeding for the relief of debtor, relating to any Person, (J) any law, regulation or decree now or hereafter in effect which might in any manner affect any of the terms or provisions of any Loan Document or any agreement, instrument or document executed or delivered in connection therewith or any of the Borrower Obligations, or which might cause or permit to be invoked any alteration in the time, amount, manner or payment or performance of any of the obligations and liabilities of any Subsidiary Borrower (including the Borrower Obligations), (K) the merger or consolidation of any Subsidiary Borrower into or with any Person, (L) the sale by any Subsidiary Borrower of all or any part of its assets, (M) the fact that at any time and from time to time none of the Borrower Obligations may be outstanding or owing to the Agent or any Lender, (N) any amendment or modification of, or supplement to, any Loan Document, or (O) any other reason or circumstance which might otherwise constitute a defense available to or a discharge of any Subsidiary Borrower in respect of its obligations or liabilities (including the Borrower Obligations) or of the Parent Borrower in respect of any of the Parent Guarantor Obligations (other than by the performance in full thereof).

11.3.   REPAYMENT IN BANKRUPTCY

If, at any time or times subsequent to the payment of all or any part of the Borrower Obligations or the Parent Guarantor Obligations, the Agent or any Lender shall be required to repay any amounts previously paid by or on behalf of any Subsidiary Borrower or the Parent Borrower in reduction thereof by virtue of an order of any court having jurisdiction in the premises, including as a result of an adjudication that such amounts constituted preferential payments or fraudulent conveyances, the Parent Borrower unconditionally agrees to pay to the Agent within 10 days after demand a sum in cash equal to the amount of such repayment, together with interest on such amount from the date of such repayment by the Agent or such Lender, as the case may be, to the date of payment to the Agent at the applicable after-maturity rate set forth in Section 3.1.

11.4.   NO SUBROGATION

The Parent Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which Parent Borrower may now or hereafter have against any Subsidiary Borrower, any other Guarantor or any other Person directly or contingently liable for the Borrower Obligations, or against or with respect to such Subsidiary Borrower’s or such other Guarantor’s Property, arising from the existence or performance of this Section 11 until the Borrower Obligations have been indefeasibly paid in full and the Commitments shall have been irrevocably terminated.

12   OTHER PROVISIONS

12.1.   AMENDMENTS AND WAIVERS

Notwithstanding anything to the contrary contained in any Loan Document, with the written consent of the Required Lenders, the Agent, on the one hand, and Borrower or any Guarantor Subsidiary, as the case may be, on the other hand may, from time to time, enter into written amendments, supplements or modifications thereof and, with the consent of the Required Lenders, the Agent on behalf of the Lenders may execute and deliver to Borrower or any Guarantor Subsidiary, as the case may be, a written instrument waiving or consenting to the departure from, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall (a) increase the amount or length of any Lender’s Commitment, reduce the amount or extend the maturity of any Loan, or reduce the rate of interest or extend the time of payment of interest thereon, or reduce any fee (including the Facility Fee) payable to any Lender under the Loan Documents, in each case without the prior written consent of the Lender directly affected thereby, (b) amend, modify or waive any provision of Section 2.1(a) or this Section 12.1, amend or modify the definition of “Alternate Currency,” reduce the percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Credit Party of its rights and obligations under the Loan Documents, in each case without the prior written consent of each Lender, (c) amend, modify or waive any provision of Section 10 without the prior written consent of Agent, or (d) amend Section 12.10 or any other provision hereof in a manner to alter the pro rata sharing of payments among the Lenders. Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the parties to the applicable agreement or document, the Lenders, the Agent and all future holders of the Loans. In the case of any waiver, the parties to the applicable agreement or document, the Lenders and Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

12.2.   NOTICES

All notices and other communications under the Loan Documents shall be given to each party hereto, initially, at the following address, and, thereafter, to such other address through which it may from time to time be accepting notices, as designated by it in writing to Agent and Parent Borrower:

         (a)   To Parent Borrower or any other Borrower. if to Parent Borrower or any other Borrower, the office, branch or affiliate thereof designated as its address for notices on Exhibit Q or the Borrower Addendum, if any, executed and delivered with respect to such Borrower pursuant to Section 2.13;

         (b)   To a Lender. if to any Lender, the office, branch, affiliate, or correspondent bank thereof designated as its address for notices in Exhibit N;

         (c)   To the Agent. if to the Agent, the office, branch, affiliate, or correspondent bank thereof designated as its address for notices in Exhibit A; and

         (d)   Effectiveness of Notice. Such notices and other communications will be effective only if and when given in writing, and shall be deemed to have been given three days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, at the applicable address specified above, or when delivered at the applicable address specified above, or when sent by telecopy addressed to the party to which such notice is directed at its address determined as provided above and receipt is confirmed, except that any notice, request or demand by any Borrower to or upon Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.7 or

3.3 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by fax or other electronic means as fully as if originally signed.

12.3.   NO WAIVER; CUMULATIVE REMEDIES

No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN OBLIGATIONS

         (a)   Representations and Warranties. All representations and warranties made under the Loan Documents and in any document, certificate, instrument or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

         (b)   Obligations. The obligations of Borrowers under Sections 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 12.5, 12.7 and 12.13(b) shall survive the termination of the Commitments and the payment of the Loans and all other amounts payable under the Loan Documents.

12.5.   EXPENSES

Parent Borrower agrees, promptly upon presentation of a statement or invoice therefor, and whether any Loan is made (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, the Loan Documents and any amendment, supplement or modification thereto (whether or not executed or effective), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of Special Counsel, (b) to pay or reimburse the Agent and the Lenders for all of their respective costs and expenses, including reasonable fees and disbursements of counsel, incurred in connection with (i) any enforcement or collection proceedings resulting from any Default or Event of Default or in connection with the negotiation of any restructuring or “work-out” (whether consummated or not) of the obligations of any Credit Party under any of the Loan Documents, including any amendment, supplement or modification thereto or any waiver or consent thereunder (in each case whether or not executed or effective) in connection therewith, and (ii) the enforcement of this Section, (c) to pay, indemnify, and hold each of the Lenders and the Agent harmless from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the

Loan Documents and any such other documents, and (d) to pay, indemnify and hold each of the Lenders and the Agent and each of their respective affiliates, officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable counsel fees and disbursements) with respect to the enforcement and performance of the Loan Documents, the use of the proceeds of the Loans and the enforcement and performance of the provisions of any subordination agreement involving the Agent and the Lenders (all the foregoing, collectively, the “Indemnified Liabilities”), and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, Parent Borrower agrees to make the maximum payment not prohibited under applicable law; provided, however, that Parent Borrower shall have no obligation to pay Indemnified Liabilities to Agent or any Lender, as the case may be, arising from the gross negligence or willful misconduct of Agent or such Lender, as the case may be, or claims between one indemnified party and another indemnified party. The agreements in this Section shall survive the termination of the Commitments and the payment of all amounts payable under the Loan Documents.

12.6.   ASSIGNMENTS AND PARTICIPATIONS

         (a)   Binding Effect. The Loan Documents shall be binding upon and inure to the benefit of Parent Borrower, the other Borrowers, the Lenders, the Agent, all future holders of the Loans, and their respective successors and assigns, except that neither Parent Borrower nor any other Borrower may assign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Agent and each Lender.

         (b)   Assignments. In addition to its rights under Section 12.6(e), each Lender shall have the right to sell, assign, transfer or negotiate (each an “Assignment”) one hundred percent, or any lesser percentage, of its rights and obligations under the Loan Documents to any Subsidiary or affiliate of such Lender, to any other Lender, or to any other bank, insurance company, financial institution, pension fund, mutual fund or other similar fund (including, without limitation, an Approved Fund or CLO) (each an “Eligible Assignee”), provided that (i) each such Assignment shall be of a constant, and not a varying, percentage of all of the assignor Lender’s rights and obligations under the Loan Documents, (ii) the Commitment assigned shall be not less than $5,000,000, or the full Commitment Amount of such assignor Lender’s Commitment, (iii) unless the assignee is another Lender or a Subsidiary or an Affiliate of any Lender (in which case no claims may be made by such assignee pursuant to Section 3.5, 3.6, 3.7, 3.8 or 3.9, in each case except to the extent that the assignor Lender would otherwise have the right to do so), Parent Borrower and the Agent shall have consented thereto in writing (which consents shall not be unreasonably withheld or delayed and, in the case of Parent Borrower, shall not be required (x) upon the occurrence and during the continuance of an Event of Default, or (y) for a proposed assignment to an Approved Fund with respect to the assignor Lender; for avoidance of doubt, it shall not be unreasonable for Parent Borrower to withhold such consent if Parent Borrower reasonably believes that assignee could assert a claim pursuant to Section 3.9 based on applicable law existing on the proposed date of such assignment that the assignor Lender could not similarly assert if it remained as a Lender), and (iv) the assignor Lender and such assignee shall deliver to the Agent three copies of an Assignment and Acceptance Agreement executed by each of them, along with an assignment fee in the sum of $3,500 for the account of the Agent. Upon receipt of such number of executed copies of each such Assignment and Acceptance Agreement, together with the assignment fee therefor and Parent Borrower’s and the Agent’s consents to such Assignment, if required, the Agent shall record the same and execute not less than two copies of such Assignment and Acceptance Agreement in the appropriate place, deliver one such copy to the assignor and one such copy to the assignee, and deliver one photocopy thereof, as executed, to Parent Borrower. From and after the effective date specified in such Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and shall for all purposes of this Agreement and the other Loan Documents be deemed a “Lender” and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement and the other Loan Documents. The Agent shall be entitled to rely upon the representations and warranties made by the assignee under each Assignment and Acceptance Agreement. Notwithstanding the foregoing, in the case of an assignment to a CLO, the assignor Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in clause (a) of Section 12.1 that affects such CLO.

         (c)   Participations. In addition to the participations provided for in Section 12.10 (a) and Section 2.11(e), each Lender may grant participations in all or any part of its rights under the Loan Documents to one or more Persons, provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement and the other Loan Documents for the performance of such obligations, (iii) Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) the granting of such participation does not require that any additional loss, cost or expense be borne by any Borrower at any time, and (v) the voting rights of any holder of any participation shall be limited to the voting rights of such Lender under Section 12.1(a).

         (d)   Relief from Obligations. No Lender shall, as between and among Credit Parties, the Agent and such Lender, as the case may be, be relieved of any of its obligations under the Loan Documents as a result of any Assignment or the granting of any participation in all or any part of its rights under the Loan Documents, except that it shall be relieved of its obligations to the extent of any such Assignment of all or any part of its rights and obligations under the Loan Documents pursuant to Section 12.6(b).

         (e)   Federal Reserve Assignment. Any Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release such assignor from its obligations under any of the Loan Documents.

12.7.   INDEMNITY

Parent Borrower agrees to defend, protect, indemnify, and hold harmless Agent, and each and all of the Lenders, each of their respective affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations of any jurisdiction, including securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and costs under Environmental Laws, federal, state or local health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of Parent Borrower or any of its Subsidiaries or their respective predecessors in interest, or the past, present or future environmental condition of the Property of Parent Borrower or any of its Subsidiaries, the presence of asbestos-containing materials at any such Property, or the release or threatened release of any hazardous substance into the environment from any such Property) in any manner relating to or arising out of the Loan Documents, any commitment letter or fee letter executed and delivered by Parent Borrower or any of its Subsidiaries and/or the Agent, the capitalization of Parent Borrower or any of its Subsidiaries, the Commitments, the making of, management of and participation in the Loans, or the use or intended use of the proceeds of the Loans hereunder, provided that Parent Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent resulting primarily out of the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of Parent Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Commitments and the payment of all Indebtedness under the Loan Documents.

12.8.   LIMITATION OF LIABILITY

No claim may be made by Parent Borrower, any of its Subsidiaries, any Lender or other Person against Agent, any Lender, or any directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by any Loan Document, or any act, omission or event occurring in connection therewith, and Parent Borrower, each of its Subsidiaries, each Lender and each such other Person hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

12.9.   COUNTERPARTS

This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A counterpart of any Loan Document or to any document evidencing, and of any an amendment, modification, consent or waiver to or of any Loan Document transmitted by telecopy shall be deemed to be an originally executed counterpart. A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with Parent Borrower and Agent. Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopy or other electronic means to the same extent as if originally signed.

12.10.   ADJUSTMENTS; SET-OFF

         (a)   Adjustments. If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to a Borrower under this Agreement, or shall obtain payment on any other Obligation owing by a Credit Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by a Credit Party to a Lender not in accordance with the terms of this Agreement or other Loan Documents and such payment should be distributed to the Lenders pro rata or on the basis of their Commitment Percentages in accordance with Section 2.5(a) or Section 9.2(b), as applicable, such Lender shall promptly purchase from the other Lenders participations in the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata or in accordance with their Commitment Percentages, as applicable, in accordance with Section 2.5(a) or Section 9.2(b). To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each Lender shall include in any arrangement or agreement it enters into with any participant in such Lender’s interests hereunder, an undertaking by such participant substantially similar to the foregoing provisions of this Section 12.10(a). Each Borrower expressly consents to the foregoing arrangements and agrees that any holder of a participation in any Obligation so purchased or otherwise acquired may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by such Borrower to such holder as fully as if such holder were a holder of such Obligation in the amount of the participation held by such holder. Nothing contained herein shall require any Lender to exercise any such right of set-off, counterclaim or banker’s lien or shall affect the right of any Lender to exercise, and retain the benefit of exercising, any such right with respect to any other indebtedness or obligation of a Credit Party.

         (b)   Set-Off. In addition to any rights and remedies provided by law, upon and during the continuance of an Event of Default, the Agent, each Lender, any participant with such Lender in the Loans and each Affiliate of each Lender and the Agent shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by Borrowers to the extent not prohibited by applicable law, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, any Affiliate of the Agent or such Lender or any participant to or for the credit or the account of any Borrower against and on account of the Obligations, irrespective of whether or not the Agent or any Lender, shall have made demand under this Agreement or any of the other Loan Documents or the Agent or any Lender shall have declared any or all of the Obligations to be due and payable as permitted by Section 9.2 of this Agreement and although such Obligations shall be contingent or unmatured. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by the Agent and each Lender and participant in the Loans and by each Affiliate of a Lender or the Agent against any Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of any Borrower or against anyone else claiming through or against any Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by any such Person prior to the making, filing or issuance, or service upon such Person of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Parent Borrower and the Agent after any such set-off and application made by such Lender, any of its Affiliates or any of its participants in the Loans or any exercise of similar set-off rights that any of them exercises against deposits or other indebtedness to or for the credit of any Borrower which is applied against the Obligations (and the Agent shall promptly notify all of the other Lenders thereof), provided that the failure to give such notice to Parent Borrower or Agent shall not affect the validity of such set-off and application. Agent shall also promptly notify the Parent Borrower after any such set-off and application made by it or any of its Affiliates, provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Borrower hereby grants to Agent, each Lender and Affiliate of each Lender and Agent and each participant in the Loans a continuing lien, security interest and right of setoff as security for all Obligations upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Persons and each of their respective successors and assigns or in transit to any of them. ANY AND ALL RIGHTS TO REQUIRE ANY OF THE LENDERS OR AGENT, ANY OF THEIR AFFILIATES OR ANY PARTICIPANT IN THE LOANS TO EXERCISE THEIR RESPECTIVE RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWERS ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11.  CONSTRUCTION

Each party to a Loan Document represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

12.12.  GOVERNING LAW

The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws.

12.13.  JUDGMENT CURRENCY

         (a)      Conversion of Judgment Currency. Each Borrower’s obligations under the Loan Documents to make payments in the applicable Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that, on the Business Day immediately following the date of such tender or recovery, Agent or the applicable Lender, as the case may be, may, in accordance with normal banking procedures, purchase the Obligation Currency with such other currency. If for the purpose of obtaining or enforcing judgment against any Borrower in any court or in any jurisdiction, it becomes necessary to convert into any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange at which, in accordance with normal banking procedures in the relevant jurisdiction, the Obligation Currency could be purchased with the Judgment Currency as of the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

         (b)      Indemnification. If the amount of Obligation Currency purchased pursuant to the last sentence of Section 12.13(a) is less than the sum originally due in the Obligation Currency, the applicable Borrower covenants and agrees to indemnify the applicable recipient against such loss, and if the Obligation Currency so purchased exceeds the sum originally due to such recipient, such recipient agrees to remit to the applicable Borrower such excess.

12.14.  INTERNATIONAL BANKING FACILITIES

         (a)      Utilization of International Banking Facility by Lenders. Borrowers acknowledge that some or all of the Lenders may, in connection with the Loan Documents, utilize an International banking facility (as defined in Regulation D).

         (b)      Use of Proceeds from International Banking Facility. Each Borrower which is an entity located outside the United States (i) understands that it is the policy of the Board of Governors of the Federal Reserve System that deposits received by International banking facilities may be used only to support the non-U.S. operations of a depositor (or its foreign affiliates) located outside the United States and that extensions of credit by International banking facilities may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States, and (ii) acknowledges that the proceeds of its borrowings hereunder from an international banking facility will be used solely to finance its operations outside the United States, or that of its foreign affiliates.

12.15.  HEADINGS DESCRIPTIVE

Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

12.16.  SEVERABILITY

Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

12.17.  INTEGRATION

All exhibits to a Loan Document shall be deemed to be a part thereof. Except for agreements between the Agent and Parent Borrower with respect to certain fees, the Loan Documents embody the entire agreement and understanding among Borrowers, the Agent and the Lenders with respect to the subject matter thereof and supersede all prior agreements and understandings among Borrowers, the Agent and the Lenders with respect to the subject matter thereof.

12.18.  CONSENT TO JURISDICTION

EACH PARTY TO A LOAN DOCUMENT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS. EACH PARTY TO A LOAN DOCUMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED OR NOT PROHIBITED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH BORROWER HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT, AFTER ALL APPROPRIATE APPEALS, SHALL BE CONCLUSIVE AND BINDING UPON IT.

12.19.  SERVICE OF PROCESS

Each party to a Loan Document hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 12.2 or in the applicable Loan Document executed by such party. Each party to a Loan Document hereby agrees that any such service (a) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (b) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

12.20.  NO LIMITATION ON SERVICE OR SUIT

Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of Agent or any Lender to serve process in any manner permitted by law or limit the right of Agent or any Lender to bring proceedings against any Credit Party in the courts of any jurisdiction or jurisdictions in which such Credit Party may be served

12.21.  WAIVER OF TRIAL BY JURY

THE AGENT AND EACH OF THE LENDERS AND BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THAT THEY MAY NOW OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS RELATING TO THE ADMINISTRATION OF THE LOAN FACILITY UNDER THIS AGREEMENT OR ENFORCEMENT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, AND (ii) AGREE THAT NONE OF THE BORROWERS, ANY LENDER OR THE AGENT WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY APPLICABLE LAW, EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT AND FOR THE LENDERS TO MAKE LOANS AVAILABLE TO THE BORROWERS. IT IS INTENDED THAT SAID WAIVERS SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, AND/OR COUNTERCLAIMS IN ANY ACTION OR PROCEEDING.

12.22.  EFFECTIVE DATE

This Agreement shall be effective at such time (the “Effective Date”) as (a) executed counterparts hereof shall have been delivered to the Agent by Parent Borrower and each Lender and the Agent shall have executed and delivered a counterpart hereof to Parent Borrower and each Lender, and (b) all fees payable to the Agent and the Lenders in connection herewith on or prior to the Effective Date shall have been paid.

12.23.  TREATMENT OF CERTAIN INFORMATION

The Agent and each of the Lenders agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all non-public information (a) provided to it by or on behalf Parent Borrower or any of its Subsidiaries pursuant to or in connection with any Loan Document or (b) obtained by it based on a review of the books and records of Parent Borrower or any of its Subsidiaries; provided, however, that nothing herein shall limit the disclosure of any such information (c) to the extent required by statute, rule, regulation or judicial process, (d) on a confidential basis, to counsel for any of the Lenders or of the Agent, (e) to bank examiners, auditors or accountants, and any analogous counterpart thereof, (f) to Agent or any Lender, (g) in connection with any litigation to which any one or more of the Lenders or the Agent is a party, (h) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees to keep such information confidential on substantially the same basis as set forth in this Section, or (i) to affiliates of Agent or any Lender.

12.24.  PARENT BORROWER AS AGENT FOR SUBSIDIARY BORROWERS

Each Subsidiary Borrower hereby irrevocably designates and appoints the Parent Borrower as its agent under the Loan Documents and such Subsidiary Borrower hereby irrevocably authorizes the Parent Borrower to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Parent Borrower by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto.

12.25.  OPINION OF LOCAL COUNSEL WITH RESPECT TO INITIAL GUARANTOR  SUBSIDIARIES.

Within thirty (30) days of the Effective Date, Parent Borrower shall deliver opinions of local counsel in Georgia, Massachusetts, Arizona and Ohio (reasonably satisfactory to the Agent in all respects) with respect to the Guarantor Subsidiaries incorporated within said states.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BOWNE & CO., INC

By: /s/ C. CODY COLQUITT
Name: C. Cody Colquitt
Title: Senior Vice President and Chief Financial Officer

FLEET NATIONAL BANK,
as a Lender and as Agent

By: /s/ JOHN T. HARRISON
Name: John T. Harrison
Title: Senior Vice President

JPMORGAN CHASE BANK,
as a Lender and as Documentation Agent

By: /s/ LOUIS MASTRIANNI
Name: Louis Mastrianni
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Lender and as Syndication Agent

By: /s/ KARIN E. SAMUEL
Name: Karin E. Samuel
Title: Vice President

HSBC BANK USA, as a Lender

By: /s/ BRUCE WICKS
Name: Bruce Wicks
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By: /s/ JULIAN DAKIN
Name: Julian Dakin
Title: Senior Vice President

FIRSTAR BANK, N.A., as a Lender

By: /s/ RICHARD NELTNER
Name: Richard Neltner
Title: Senior Vice President

THE BANK OF NEW YORK, as a Lender

By: /s/ JAMES J. DUCEY
Name: James J. Ducey
Title: Vice President